UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
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Alliance Data Systems Corporation
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS

DATE & TIME:	PLACE:	RECORD DATE:
Wednesday, June 7, 2017	7500 Dallas Parkway, Suite 700	April 7, 2017
10:00 a.m., local time	Plano, Texas 75024

ITEMS OF BUSINESS:
01	/ to elect ten directors
02	/ to hold an advisory vote on executive compensation
03	/ to hold an advisory vote on the frequency of holding an advisory vote on executive compensation
04	/ to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the company for 2017
05	/ to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof

HOW TO VOTE:
online	phone	mail	in person

You are cordially invited to attend the meeting, but whether or not you expect to attend in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you received a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. You may still vote in person if you attend the meeting, even if you have given your proxy. Please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

ADMISSION:
Stockholders or their legal proxy holders may attend the annual meeting. Due to security considerations, we are not able to admit the guests of either stockholders or their legal proxy holders.
Important Notice Regarding Admission to the 2017 Annual Meeting of Stockholders:  Stockholders or their legal proxy holders who wish to attend the annual meeting must preregister. Requests for preregistration must be received by us no later than 5:00 p.m. CDT on Thursday, June 1, 2017. For complete instructions for preregistering, see page 51 of this proxy statement.

The Notice of Internet Availability of Proxy Materials or this proxy statement and the accompanying proxy card, notice of meeting and annual report on Form 10-K for the year ended December 31, 2016 were first mailed on or about April 21, 2017 to all stockholders of record as of April 7, 2017. Our only voting securities are shares of our common stock, of which there were 55,876,890 shares outstanding as of April 7, 2017. We will have a list of stockholders available for inspection for at least ten days prior to the annual meeting at our principal executive offices at 7500 Dallas Parkway, Suite 700, Plano, Texas 75024 and at the annual meeting.

By order of the Board of Directors,
/s/ Joseph L. Motes III
Joseph L. Motes III	April 21, 2017
Corporate Secretary	Plano, Texas

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 7, 2017: This proxy statement and annual report on Form 10-K for the year ended December 31, 2016 are available at www.edocumentview.com/ads.

CONTENTS

01 / Agenda and Voting Recommendations
02 / Proposal 1: Election of Directors
06 / Corporate Governance
13 / Executive Officers
14 / Compensation Committee Report
15 / Compensation Discussion and Analysis
28 / Director and Executive Officer Compensation
40 / Security Ownership of Certain Beneficial Owners
42 / Proposal 2: Advisory Vote on Executive Compensation
43 / Proposal 3: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation
44 / Audit Committee Report
45 / Proposal 4: Ratification of the Selection of the Independent Registered Public Accounting Firm
47 / Additional Information
47 / Questions and Answers about the Proxy Process
51 / Preregistering for and Attending the Annual Meeting
52 / Section 16(A) Beneficial Ownership Reporting Compliance
52 / Incorporation by Reference
52 / Householding of Annual Meeting Materials
53 / Other Matters
A-1 /  Appendix A – Reconciliation of Non-GAAP Information

AGENDA AND
VOTING RECOMMENDATIONS

Proposal 01 /
Election of Directors
√ The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the following ten director nominees:
Bruce K. Anderson
Roger H. Ballou
Kelly J. Barlow
D. Keith Cobb
E. Linn Draper, Jr., Ph.D.
Edward J. Heffernan
Kenneth R. Jensen
Robert A. Minicucci (Chair)
Timothy J. Theriault
Laurie A. Tucker

Proposal 02 /
Advisory Vote on Executive Compensation
√ The Board of Directors unanimously recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement.

Proposal 03 /
Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation
√ The Board of Directors unanimously recommends that stockholders vote FOR conducting future advisory votes on executive compensation annually.

Proposal 04 /
Ratification of the Selection of the Independent Registered Public Accounting Firm
√ The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the company for 2017.
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01 /
PROPOSAL ONE:
election of directors

Our nominating & corporate governance committee evaluated and recommended to our board of directors, and our board of directors has nominated the following ten individuals, Bruce K. Anderson, Roger H. Ballou, Kelly J. Barlow, D. Keith Cobb, E. Linn Draper, Jr., Ph.D., Edward J. Heffernan, Kenneth R. Jensen, Robert A. Minicucci, Timothy J. Theriault and Laurie A. Tucker, for election as a director, each to hold office for a term of one year until the annual meeting of stockholders in 2018 and until his or her respective successor is duly elected and qualified. With the exception of Mr. Barlow, each of the director nominees is currently serving as a member of our board of directors. Mr. Barlow was recommended to the nominating & corporate governance committee by executive management of the company.

The nominating & corporate governance committee and the board of directors determined that each nominee brings a strong and unique background and set of skills to our board of directors, enhancing, as a whole, our board of directors' competence and experience in a variety of areas, including executive management and board service, internal controls and corporate governance, data security and privacy, an understanding of industries in which we operate, as well as risk assessment and management. Specifically, in nominating these ten directors for election at the 2017 annual meeting of our stockholders, consideration was given to such directors' past service on our board of directors, as applicable, and its committees and the information discussed in each of such directors' individual biographies set forth below. Our board of directors unanimously recommends that our stockholders vote in favor of each of these director nominees.
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The following sets forth information regarding each director nominee, including proposed committee memberships.

Name	Independent	Committee Membership
		Audit	N&CG	Compensation	Executive
Bruce K. Anderson	√			√
Roger H. Ballou	√	√	Chair		√
Kelly J. Barlow	√	*
D. Keith Cobb	√	Chair
E. Linn Draper, Jr., Ph.D.	√			Chair
Edward J. Heffernan					√
Kenneth R. Jensen	√	√			√
Robert A. Minicucci (Chair)	√		√	√	√
Timothy J. Theriault	√	√
Laurie A. Tucker	√		√
*
If Mr. Barlow is elected as a director at our 2017 annual meeting of stockholders, our board of directors expects to appoint Mr. Barlow to serve on the audit committee along with the committee's current members.

•	Bruce K. Anderson / Compensation Committee • Age: 77

Mr. Anderson has served as a director since August 1996. He co-founded the investment firm Welsh, Carson, Anderson & Stowe, or WCAS, and has been a general partner of WCAS since March 1979. Prior to that, he served for nine years with Automatic Data Processing, Inc., or ADP, where, as executive vice president and a director of ADP and president of ADP International, he was active in corporate development and general management. Before joining ADP, Mr. Anderson spent four years in computer marketing with International Business Machines Corporation, or IBM. Mr. Anderson served as a director of Amdocs Limited from 1997 until 2012. He holds a Bachelor's degree from the University of Minnesota. Mr. Anderson has demonstrated executive leadership skills as well as having first-hand knowledge of Alliance Data and its industry based on his experience as a member of our board of directors since our inception in 1996. Please see Director Succession and Retirement Policy on page 10 of this proxy statement with regard to the board's determination with respect to nomination for re-election.

•	Roger H. Ballou / Audit Committee • Executive Committee • Nominating & Corporate Governance Committee (Chair) • Age: 65

Mr. Ballou has served as a director since February 2001. Mr. Ballou served as the chief executive officer and a director of CDI Corporation, a public company engaged in providing staffing and outsourcing services, from October 2001 until January 2011. He was a self-employed consultant from October 2000 to October 2001. Before that time, Mr. Ballou had served as chairman and chief executive officer of Global Vacation Group, Inc. from April 1998 to September 2000. Prior to that, he was a senior advisor for Thayer Capital Partners from September 1997 to April 1998. From April 1995 to August 1997, he served as vice chairman and chief marketing officer, then as president and chief operating officer, of Alamo Rent-a-Car, Inc. Mr. Ballou served as a director of Fox Chase Bank from 2005 until 2016. Mr. Ballou is currently a director of RCM Technologies, Inc. and Univest Corporation of Pennsylvania. Mr. Ballou holds a Bachelor's degree from the Wharton School of the University of Pennsylvania and an MBA from the Tuck School of Business at Dartmouth. Mr. Ballou brings banking industry experience to his service on our board of directors. In addition, Mr. Ballou has served in a variety of executive level positions, including with a large public company in a similar industry.

•	Kelly J. Barlow / Audit Committee • Age: 48

Mr. Barlow is a nominee for director. Mr. Barlow has been a partner of ValueAct Capital, an investment partnership engaged in public and private equity investing, since August 2003. Prior to joining ValueAct Capital, Mr. Barlow worked at EGM Capital from 1997 to 2003, where he served primarily as portfolio manager of the firm's long/short equity fund. Prior to EGM Capital, Mr. Barlow worked at Wells Capital Management, a wholly owned subsidiary of Wells Fargo Bank, in the small capitalization equity department from 1993 to 1997. Mr. Barlow previously served as a director of Adobe Systems, Inc. from December 2012 to April 2016 and of KAR Auction Services, Inc. from December 2011 to September 2013. Mr. Barlow holds a Bachelor's degree from California State University, Chico and is a CFA Charterholder. Mr. Barlow brings years of experience as a seasoned investor with financial expertise and public company board experience.

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•	D. Keith Cobb / Audit Committee (Chair) • Age: 76

Mr. Cobb has served as a director since June 2004. Mr. Cobb has served as a business consultant and strategic advisor for a number of companies since 1996. He spent 32 years as a practicing certified public accountant for KPMG, LLP, including as the National Managing Partner – Financial Services and as a senior member of the firm's management committee. Mr. Cobb was vice chairman and chief executive officer of Alamo Rent-a-Car, Inc. from 1995 until 1996. Mr. Cobb is currently a director of the Wayne Huizenga Graduate School of Business and Entrepreneurship at Nova Southeastern University. He completed a six-year term on the board of the Federal Reserve Bank of Atlanta, Miami Branch in 2002. Mr. Cobb served as a director of BBX Capital Corporation from 2003 until 2013, and of BFC Financial Corporation from 2004 until 2013. Mr. Cobb holds a Bachelor's degree from the University of Southern Mississippi. Mr. Cobb's qualifications include extensive accounting and executive-level business experience, with a particular focus on the banking and financial services industries. Please see Director Succession and Retirement Policy on page 10 of this proxy statement with regard to the board's determination with respect to nomination for re-election.

•	E. Linn Draper, Jr., Ph.D. / Compensation Committee (Chair) • Age: 75

Dr. Draper has served as a director since February 2005. He has served in an executive and directoral capacity for a number of companies since 1980. Dr. Draper was chairman of the board of American Electric Power Company, Inc., or AEP, for 11 years until his retirement from AEP in 2004, and served as president and chief executive officer of AEP from 1993 to 2003. He was the president of the Ohio Valley Electric Corporation from 1992 until 2004, and was the chairman, president and chief executive officer of Gulf States Utilities Company from 1987 to 1992. Dr. Draper currently serves as a director of NorthWestern Corporation. Dr. Draper also serves on the University of Texas Engineering Advisory Board. Dr. Draper was a director of Temple-Inland Inc. from 2004 until 2012, of TransCanada Corporation from 2005 until 2013, and of Alpha Natural Resources, Inc. from 2004 until 2016. He holds two Bachelor's degrees from Rice University and a Doctorate from Cornell University. Dr. Draper has extensive experience serving as an advisor and as a director, including compensation committee experience. In addition, Dr. Draper has had executive-level experience in a highly regulated industry environment. Please see Director Succession and Retirement Policy on page 10 of this proxy statement with regard to the board's determination with respect to nomination for re-election.

•	Edward J. Heffernan / President • Chief Executive Officer • Executive Committee • Age: 54

Mr. Heffernan, president and chief executive officer, joined us in May 1998, and has served as a director since June 2009. From May 2000 until March 2009, Mr. Heffernan served as an executive vice president and chief financial officer and, prior to that, he was responsible for mergers and acquisitions. Before joining us, he served as vice president, mergers and acquisitions, for First Data Corporation from October 1994 to May 1998. Prior to that, he served as vice president, mergers and acquisitions for Citicorp from July 1990 to October 1994, and prior to that he served in corporate finance at Credit Suisse First Boston from June 1986 until July 1990. Mr. Heffernan's other board activities are focused solely in the not-for-profit sector, and specifically those areas identified by our associates as most meaningful to them: children's health and education. He is currently chairman of the board of Children's Health System of Texas (parent company of Children's Medical Centers), serves on the board of trustees of The Shelton School of Dallas (for learning different children) as well as holding board positions in higher education at Wesleyan University and Columbia Business School. Mr. Heffernan holds a Bachelor's degree from Wesleyan University and an MBA from Columbia Business School. Mr. Heffernan's role as our former chief financial officer and current chief executive officer provides a link to the company's management and a unique level of insight into the company's operations.

•	Kenneth R. Jensen / Audit Committee • Executive Committee • Age: 73

Mr. Jensen has served as a director since February 2001. Mr. Jensen has served as a business consultant and strategic advisor for a number of companies since July 2006. Mr. Jensen served as the executive vice president, chief financial officer, treasurer and assistant secretary of Fiserv, Inc., a public company engaged in data processing outsourcing, from July 1984 until June 2006. He was named senior executive vice president of Fiserv in 1986. Mr. Jensen was a director of Fiserv, Inc. from 1984 until 2007, of United Capital Financial Partners, Inc. from 2008 until 2013, and of Transfirst Group Holdings, Inc. from 2009 until 2014. Mr. Jensen holds a Bachelor's degree from Princeton University in Economics, an MBA from the University of Chicago in Accounting, Economics and Finance and a Ph.D. from the University of Chicago in Accounting, Economics and Finance. Mr. Jensen possesses both strong academic credentials as well as extensive executive leadership experience at a public company in a similar industry, including specifically an understanding of accounting and finance issues.

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•	Robert A. Minicucci / Chair of the Board • Compensation Committee • Executive Committee • Nominating & Corporate Governance Committee • Age: 64

Mr. Minicucci, chair of the board, has served as a director since August 1996. Mr. Minicucci joined Welsh, Carson, Anderson & Stowe, or WCAS, in August 1993, served as a general partner of WCAS and continues to serve as a general partner for certain of the WCAS limited partnerships. Before joining WCAS, he served as senior vice president and chief financial officer of First Data Corporation from December 1991 to August 1993. Prior to joining First Data Corporation, Mr. Minicucci was treasurer and senior vice president of American Express Company. Mr. Minicucci was a director of Paycom Software, Inc. from 2007 until 2016, serving as its chairman from 2013 until 2016, and of Retalix Ltd. from 2009 until 2013. Mr. Minicucci is currently the chairman of the board of directors of Amdocs Limited. Mr. Minicucci holds a Bachelor's degree from Amherst College and an MBA from Harvard Business School. Mr. Minicucci has demonstrated executive leadership skills in a similar industry and has first-hand knowledge of the company based on his experience as a member of our board of directors since our inception in 1996.

•	Timothy J. Theriault / Audit Committee • Age: 56

Mr. Theriault has served as a director since October 2016. Mr. Theriault served as an advisor to the chief executive officer of Walgreens Boots Alliance, Inc. from June 2015 until November 2016. Prior to that, he served as executive vice president and global chief information officer of Walgreens Boots Alliance, Inc. from July 2014 to June 2015. He served in senior leadership positions with increasing responsibility at Walgreen Co. from October 2009 to July 2014, including as senior vice president and chief information, innovation and improvement officer. Prior to that, Mr. Theriault was employed by Northern Trust Corporation, where he served in various executive and management positions with increasing responsibility in the area of information technology from May 1991 to October 2009 and July 1982 to October 1989. Mr. Theriault served as director of end user computing and advanced technologies for S. C. Johnson & Son, Inc., from October 1989 to May 1991. He currently serves as a director of Vitamin Shoppe, Inc. Mr. Theriault holds a Bachelor's degree from Illinois State University and completed the Harvard Business School advanced management program. Mr. Theriault brings extensive information technology, global business and operations experience gained as a senior executive in the financial services, health care and retail industries.

•	Laurie A. Tucker / Nominating & Corporate Governance Committee • Age: 60

Ms. Tucker has served as a director since June 2015. Ms. Tucker has served as the founder and chief strategy officer for marketing consultancy firm, Calade Partners LLC since January 2014. Ms. Tucker served as the senior vice president-corporate marketing of FedEx Services, Inc., a subsidiary of FedEx Corporation, a public company engaged in transportation, e-commerce and business services, from 2000 to 2013 and was employed by FedEx in various capacities of increasing experience and responsibilities since 1978. Ms. Tucker was a director of Iron Mountain Incorporated from 2007 until 2014. Ms. Tucker holds a Bachelor's degree and an MBA from the University of Memphis. Ms. Tucker brings demonstrated executive leadership skills at a large multinational public company, including extensive knowledge of e-commerce and customer technology, customer service and corporate marketing strategies.

Charles L. Horn and Laura Santillan, and each of them, as proxies, will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Our board of directors has no reason to believe that any nominee will be unable to serve if elected. If a quorum is present, directors are elected by a majority of the votes cast, in person or by proxy. This means that the ten nominees will be elected if they receive more "For" votes than "Against" votes. In accordance with Section 3.3.1 of our bylaws, any nominee who is currently serving as a director and does not receive a majority of votes cast shall immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken. The board of directors will publicly disclose its decision to accept or reject such resignation and its rationale within 90 days from the date of certification of the director election results.

√ The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the ten director nominees.
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CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES:

We are managed under the direction of our board of directors. Under our bylaws, the size of our board of directors may be between six and twelve. We currently have nine directors, including eight non-employee directors. Our board of directors has authorized an increase in the number of directors on our board from nine to ten as of our 2017 annual meeting of stockholders.

All directors are elected annually and serve a one-year term. Our board of directors presently has four regular committees, consisting of the audit committee, the compensation committee, the nominating & corporate governance committee and the executive committee. The charters for each of these committees, as well as our Corporate Governance Guidelines and our Codes of Ethics for our Senior Financial Officers, our board members and our employees, are posted on our website at http://www.alliancedata.com.

During 2016, the board of directors met nine times, the audit committee met twelve times, the compensation committee met eight times and the nominating & corporate governance committee met four times. Each of our directors attended at least 75% of the meetings of the board of directors and their respective regular committees. It is our policy that the director nominees who are up for election at the annual meeting attend the annual meeting, and all director nominees, except Mr. Jensen, attended the 2016 annual meeting of stockholders.

CORPORATE GOVERNANCE HIGHLIGHTS:

We believe that effective corporate governance should include regular constructive discussions with our stockholders. We have a proactive engagement process that encourages feedback from our stockholders. This feedback helps shape our governance practices, which include:

√	Independent chair of the board of directors	√	Adoption of proxy access
√	Declassified board of directors	√	100% attendance at 2016 committee meetings
√	Majority voting to elect directors	√	Annual board and committee self-assessments
√	All independent director nominees, except CEO	√	Active stockholder outreach
√	Independent directors frequently meet in executive session	√	Commitment to social responsibility with respect to data, our people, the community and the environment
√	Active board engagement in managing talent and long-term succession planning for executives	√	Independent audit, compensation and nominating & corporate governance committees
√	Active board oversight of risk and risk management	√	All financially literate audit committee members and 3 audit committee financial experts

Audit Committee /
Members: Roger H. Ballou • D. Keith Cobb • Kenneth R. Jensen • Timothy J. Theriault Chair: D. Keith Cobb 2016 Meetings: 12 2016 Attendance: 100%
The primary function of the audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing:
• the integrity of our financial statements;
• our compliance with legal and regulatory requirements;
• the independent registered public accounting firm's qualifications and independence; and
• the performance of both our internal audit department and the independent registered public accounting firm.

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In addition, the audit committee has sole responsibility to:
• prepare the audit committee report included in this proxy statement;
• appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm;
• approve audit and permissible non-audit services to be performed by our independent registered public accounting firm;
• review and approve related party transactions; and
• establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding any questionable accounting or auditing matters.

Also, as discussed under the caption "Risk Oversight Function of the Board of Directors" below, the audit committee has the primary responsibility to evaluate the risk information provided by management and to report to the full board of directors those material strategic, financial, compliance, operational and enterprise risks that the audit committee believes appropriate for review by the full board of directors.

Assuming the stockholders elect our director nominees, the audit committee will consist of Roger H. Ballou, Kelly J. Barlow, D. Keith Cobb, Kenneth R. Jensen and Timothy J. Theriault. All of the members of the audit committee are, and will continue to be, independent as defined by the New York Stock Exchange ("NYSE"), the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission ("SEC") rules and regulations. Our board of directors has determined that all members of the audit committee are, and will continue to be, financially literate and each of Mr. Cobb, Mr. Ballou and Mr. Jensen possess accounting or related financial management expertise within the meaning of the listing standards of the NYSE and are audit committee financial experts within the meaning of applicable SEC rules.

Compensation Committee /
Members: Bruce K. Anderson • E. Linn Draper, Jr. • Robert A. Minicucci Chair: E. Linn Draper, Jr. 2016 Meetings: 8 2016 Attendance: 100%
The compensation committee's primary function is to oversee matters relating to compensation and our benefit plans. Specifically, the compensation committee's responsibilities include, among other duties, the responsibility to:
• annually review the compensation levels of our executive officers;
• approve all compensation for our non-CEO executive officers, and, together with the other independent directors, approve the compensation of our chief executive officer;
• determine target levels of incentive compensation and corresponding performance objectives for our non-CEO executive officers, and recommend such matters to the board of directors with respect to our chief executive officer;
• review and approve our compensation philosophy, programs and plans for associates;
• periodically review director compensation practices and recommend appropriate revisions to the board of directors;
• administer specific matters with respect to our equity and certain other compensation plans;
• review disclosure related to executive and director compensation in our proxy statements and discuss the Compensation Discussion and Analysis annually with management; and
• prepare the compensation committee report included in this proxy statement.

For additional information on the roles and responsibilities of the compensation committee, see the Compensation Discussion and Analysis below. For a discussion about the compensation committee's risk oversight in our compensation program design, see "Assessment of Risk in Compensation Program Design" contained in the Compensation Discussion and Analysis below.

All members of the compensation committee are independent as defined by applicable requirements of the NYSE, the SEC and the Internal Revenue Service. No member of the compensation committee is or has ever been one of our officers or employees. No interlocking relationship exists between our executive officers or the members of our compensation committee and the board of directors or compensation committee of any other company. For additional information on the independence of our directors, see "Director and Director Nominee Independence" below.

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Nominating & Corporate Governance Committee /
Members: Roger H. Ballou • Robert A. Minicucci • Laurie A. Tucker Chair: Roger H. Ballou 2016 Meetings: 4 2016 Attendance: 100%
The primary functions of the nominating & corporate governance committee are to:
• assist the board of directors by identifying qualified board members and to recommend to the board of directors the director nominees for the next annual meeting of stockholders (or to fill vacancies);
• recommend to the board of directors the director nominees for each committee;
• develop and recommend to the board of directors a set of corporate governance principles applicable to us; and
• lead the board of directors in its annual review of both the board of directors' performance and the corporate governance guidelines.

The nominating & corporate governance committee develops criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders. The nominating & corporate governance committee reviews with the board of directors the desired experience, mix of skills and other qualities, including diversity of race/ethnicity and gender, to assure appropriate board of directors composition, taking into account the current directors and the specific needs of our company and the board of directors. The nominating & corporate governance committee also reviews and monitors the size and composition of the board of directors and its committees to ensure that the requisite number of directors are "independent directors," "non-employee directors" and "outside directors" within the meaning of any rules and laws applicable to us. For additional information on the role of the nominating & corporate governance committee with respect to the selection of directors, see "Director Selection Process" below. All members of the nominating & corporate governance committee are independent as defined by applicable requirements of the NYSE and rules and regulations of the SEC.

Executive Committee /
Members: Roger H. Ballou • Edward J. Heffernan • Kenneth R. Jensen • Robert A. Minicucci 2016 Meetings: 0 2016 Attendance: N/A
The executive committee has the authority to approve acquisitions, divestitures, capital expenditures and leases that were not included in the budget approved by the board of directors, with a total cost of up to $20 million, provided that prior notice of all acquisitions is given to the full board of directors. The executive committee did not meet during 2016.

EXECUTIVE SESSION:

We regularly conclude our board of directors' meetings with executive sessions. First, the chief executive officer leads the board of directors in a director-only executive session. After the chief executive officer leaves the meeting, Mr. Minicucci, the chair of the board, then leads the non-management members of the board of directors in an executive session. Each committee meeting may also conclude, at the election of such committee members, with an executive session.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE:

Section 4.6 of our bylaws requires the board of directors to select a chair of the board from among the directors. Since December 2009, Mr. Minicucci has served as non-executive chair of the board. Mr. Minicucci has been a board member since our inception and had previously served in the lead director capacity since 2002. As stated in our corporate governance guidelines, we believe having a non-executive chair is the best practice.

DIRECTOR SELECTION PROCESS:

Identification and Selection of Candidates for Nomination to the Board of Directors
The nominating & corporate governance committee identifies nominees by first evaluating the current members of our board of directors willing to continue in service. The nominating & corporate governance committee developed and maintains a skills matrix to assist in the consideration of the appropriate balance of experience, skills and attributes required of a director and to be represented on the board of directors as a whole. The skills matrix is based
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on the company's strategic plan and is reviewed and updated by the nominating & corporate governance committee on a regular basis. The nominating & corporate governance committee evaluates candidates against the skills matrix when determining whether to recommend candidates for initial election to the board of directors and when determining whether to recommend currently serving directors for re-election. Current members of our board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining relevant new skills, experience or perspective.

The nominating & corporate governance committee has two primary methods, other than those proposed by our stockholders, as discussed below, for identifying new candidates for possible inclusion in our recommended slate of director nominees. First, on a periodic basis, the nominating & corporate governance committee solicits ideas for possible candidates from a number of sources — members of our board of directors, individuals personally known to either our senior level executives or the members of the board of directors, and research, including database or Internet searches. Second, the nominating & corporate governance committee may from time to time use its authority under its charter to retain, at our expense, one or more third-party search firms to identify candidates. If the nominating & corporate governance committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board of directors, the nominating & corporate governance committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the nominating & corporate governance committee.

Nomination to the Board of Directors by Stockholders
In addition to the methods described above, any of our stockholders entitled to vote for the election of directors may nominate one or more persons for election to our board of directors at an annual meeting of stockholders if the stockholder complies with the nomination requirements set forth in our bylaws and any applicable rules and regulations of the SEC. In accordance with Section 3.4 of our bylaws, for consideration at our 2018 annual meeting, such nominations must be made by notice in writing and received by our Corporate Secretary no sooner than January 8, 2018 and no later than February 7, 2018. Such nominations will not be included in the proxy statement and form of proxy distributed by the board of directors.

Further, any stockholder, or a group of up to 20 stockholders, owning continuously for at least 3 years shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy materials director nominees constituting up to 20% of our board, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. In accordance with Section 3.5 of our bylaws, for consideration at our 2018 annual meeting, such proxy access nominations must be made by notice in writing and received by our Corporate Secretary no sooner than November 22, 2017 and no later than December 22, 2017. Each such notice must comply with the requirements set forth in our bylaws. Further, a stockholder who wishes to recommend a prospective nominee for our nominating & corporate governance committee to consider for election to our board of directors may notify our Corporate Secretary as set forth below in writing with whatever supporting material the stockholder considers appropriate. Nominations and recommendations should be addressed to: Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

Evaluation of Candidates for Nomination to the Board of Directors
The nominating & corporate governance committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. Once the nominating & corporate governance committee has identified a candidate, the nominating & corporate governance committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on information provided to the nominating & corporate governance committee with the recommendation of the candidate, as well as the nominating & corporate governance committee's own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill current or future vacancies or expand the size of the board of directors and the likelihood that the candidate can satisfy the minimum and desired qualifications set forth in our corporate governance guidelines, as well as the applicable qualification requirements of the NYSE and the SEC. There are no firm prerequisites to qualify as a candidate for our board of directors, but we seek a diverse group of candidates who possess the requisite background, knowledge, experience, expertise and time, as well as, where appropriate, diversity with respect to race/ethnicity and gender, that would strengthen and increase the diversity, skills and qualifications of the board of directors as set forth in the skills matrix. We seek director candidates with time to make a significant contribution to the board of directors, to our company, and to our stockholders. Each member of our board of directors is expected to ensure that other existing and planned
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future commitments do not materially interfere with his or her service as a director. Directors are expected to attend meetings of the board of directors and the board committees on which they serve and to spend the time needed to prepare for meetings. If the nominating & corporate governance committee determines, in consultation with the chair of the board of directors and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate's background and experience and to report its findings to the nominating & corporate governance committee.

The nominating & corporate governance committee also considers such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors and the need for audit committee expertise. In connection with this evaluation, the nominating & corporate governance committee determines whether to interview the candidate, and if warranted, one or more members of the nominating & corporate governance committee, and others as appropriate, will interview candidates in person or by telephone. After completing this evaluation and interview, and the evaluations of other candidates, the nominating & corporate governance committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board of directors, and the board of directors determines the nominees to be recommended to our stockholders after considering the recommendation and report of the nominating & corporate governance committee.

DIRECTOR SUCCESSION AND RETIREMENT POLICY:

Director succession planning is also a focus of the nominating & corporate governance committee with an emphasis on striking a balance between board refreshment and the need for new or additional skill sets with maintaining knowledge about our business and operating history. Our corporate governance guidelines provide a mandatory retirement age of 75, but allow directors turning 75 to complete their term. Our guidelines also allow the nominating & corporate governance committee and the board of directors to nominate for re-election a director who has surpassed the age of 75 if it is in the best interests of the company and its stockholders. Consistent with this retirement policy, in March 2017 the nominating & corporate governance committee recommended, and the board of directors unanimously nominated, three of our director nominees for re-election who are age 75 or older, specifically Bruce K. Anderson, D. Keith Cobb and E. Linn Draper, Jr., Ph.D., taking into account ongoing succession planning, the significant contributions of each to the company's governance and the results of the annual board and committee self-assessment processes. The board of directors determined that each of Messrs. Anderson, Cobb and Dr. Draper possesses the capabilities and judgment necessary for a director, extensive executive-level experience in regulated, banking or financial industries, and experience as a director for other companies of similar size or scope that continues to be of great value to the board of directors and that their continued service would be in the best interests of the company and its stockholders. Mr. Anderson remains active in WCAS, a firm he co-founded and that formed the company. Mr. Cobb is active as the chair of the audit committee and draws on his extensive prior experience as a national managing partner for KPMG, LLP. Dr. Draper is active as the chair of the compensation committee. For specific information on each of Mr. Anderson's, Mr. Cobb's and Dr. Draper's qualifications, please see their biographical information on pages 3 and 4 of this proxy statement.

RISK OVERSIGHT FUNCTION OF THE BOARD OF DIRECTORS:

Management is responsible for the day-to-day handling of risks our company faces, while our board of directors, as a whole and through its committees, has overall responsibility for the oversight of risk management. The audit committee of the board of directors has the primary responsibility to oversee the company's enterprise risk framework, to evaluate the risk information provided by management and the risk management group and to report to the full board of directors those material risks appropriate for escalation that might adversely affect the achievement of our strategic, financial, compliance, operational and enterprise objectives. Our risk management group consists of enterprise risk personnel, as well as dedicated personnel within each business segment. Collectively, this group works with the segment business leaders to identify, assess, respond to and monitor internal and external risks.

Further, consideration is given to interrelated risks and emerging risk themes across the enterprise to provide an integrated risk view and enhanced reporting to the audit committee regarding key risks faced by the enterprise and highlighting those critical risks that may be appropriate for deeper review by the board of directors, based on a combination of the likelihood of occurrence of the risk, the potential impact of the risk and the presence of mitigating controls. This summary is provided to the audit committee and the board of directors and reviewed in-depth with the audit committee at least semi-annually. In addition, the board of directors is informed of each committee's risk oversight and related activities through regular oral reports from each committee chair and committee meeting minutes are available for review by any director. Finally, on at least an annual basis, our board of directors reviews our long-term strategic plans, including discussion of strategic, operational and competitive risks.
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For a discussion about risk oversight in our compensation program design, see "Assessment of Risk in Compensation Program Design" contained in Compensation Discussion and Analysis on page 16.

DIRECTOR AND DIRECTOR NOMINEE INDEPENDENCE:

We have adopted general standards for determination of director independence that are consistent with the NYSE listing standards. For a director to be deemed independent, the board of directors must affirmatively determine that the director has no material relationship with us or our subsidiaries, affiliates or any member of our senior management or his or her affiliates. Our board of directors annually reviews the independence of its non-employee directors and we disclose the board's determination in the proxy statement for each annual meeting of our stockholders. In making this determination, the board of directors considers relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and our company, our subsidiaries, affiliates and senior management, on the other hand. For relationships not covered by certain bright-line criteria set forth in the listing standards of the NYSE, the determination of whether the relationship is material and, therefore, whether the director would be independent, is made by the board of directors. Directors have an affirmative obligation to inform the board of directors of any material changes in their circumstances or relationships that may impact their designation as "independent." Additional independence requirements established by the SEC and the NYSE apply to members of the audit committee and compensation committee.

The board of directors undertook a review of director independence and considered transactions and relationships between each of the director nominees and us (including our subsidiaries, affiliates and senior management). As a result of this review, the board of directors affirmatively determined that none of Messrs. Anderson, Ballou, Barlow, Cobb, Draper, Jensen, Minicucci, Theriault nor Ms. Tucker has a material relationship with us and, therefore, each is independent as defined by the rules and regulations of the SEC, the listing standards of the NYSE and Internal Revenue Code ("IRC") Section 162(m).

STOCKHOLDER ENGAGEMENT:

We believe that stockholder engagement is an important part of our corporate governance practices. In 2016, we enhanced our stockholder engagement program by having our chair of the board reach out to our top stockholders, representing over one third of our outstanding shares, to discuss our corporate governance structure and to answer any questions they may have. Additionally, our executive management team, including our chief executive officer and chief financial officer, regularly engage in meaningful dialogue with our stockholders through our quarterly earnings calls, investor meetings and conferences and other channels for communication.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS:

We welcome and encourage stockholder communication with the board of directors. The board of directors provides a process for stockholders and interested parties to send communications to the board of directors or any individual director. Stockholders and interested parties may forward communications to the board of directors or any individual director through the Corporate Secretary. Communications should be addressed to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024. All communications will be compiled by the office of the Corporate Secretary and submitted to the board of directors or the individual directors on a periodic basis. Stockholders and interested parties may also submit questions or comments, on an anonymous basis if desired, to the board of directors through our Ethics and Compliance Helpline at (877) 217-6218. Concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of the audit committee and handled in accordance with our procedures with respect to such matters.

CODE OF ETHICS:

We have adopted codes of ethics that apply to our senior financial officers, our board of directors and our employees. The Alliance Data Systems Code of Ethics for Senior Financial Officers, the Code of Ethics for Board Members and the Code of Ethics for employees and directors are posted on our website, found at http://www.alliancedata.com. A copy of each is also available upon written request directed to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from a provision of our code of ethics, if any, by posting such information on our website.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS:

Since the beginning of the last fiscal year, the company has not entered into any transactions, nor are there any proposed transactions, in which the company was, or is to be, a participant and in which any related person had or is expected to have a direct or indirect material interest.
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Our board of directors has adopted a written related party transactions policy, which prohibits us from entering into any "related party transaction" unless the audit committee approves such transaction in accordance with the guidelines set forth in the policy, or the transaction is approved by a majority of disinterested directors of the company. In approving any related party transaction, the audit committee must determine that the transaction is beneficial to the company and the terms of the related party transaction are fair to the company.

For purposes of our related party transactions policy, a related party is: (1) any director, director nominee or executive officer of the company, (2) any five percent or greater stockholder of the company or (3) any immediate family member of any of these persons. A "related party transaction" includes any transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, in which the company, or any of its subsidiaries, is a participant, the aggregate amount of which exceeds $120,000 and in which the related party has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). Our related party transactions policy deems the following transactions to be pre-approved and does not require further review: (1) compensation of directors that has been approved in accordance with the compensation committee charter; (2) employment and compensation of an executive officer that has been approved in accordance with the compensation committee charter; (3) a transaction in which the interest of the related party arises solely from the ownership of a class of the company's equity securities and all holders of that class receive the same benefit on a pro rata basis; (4) transactions involving certain indemnification payments and payments under directors and officers liability insurance policies; (5) a transaction in which the rates or charges involved therein are determined by competitive bids; (6) a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (7) certain company charitable contributions.

At each audit committee meeting, management shall recommend any related party transactions, if applicable, to be entered into by the company. After review, the audit committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the audit committee as to any material change to those approved transactions. The audit committee shall establish such guidelines as it determines are necessary or appropriate for management to follow in its dealings with related parties in related party transactions.

All related party transactions of which management is aware are required to be disclosed to the audit committee. If management becomes aware of an existing related party transaction that has not been pre-approved by the audit committee, management is required to promptly notify the chair of the audit committee and such transactions shall be submitted to the audit committee for its review and determination of whether to ratify such transaction. If management, in consultation with the company's chief executive officer or chief financial officer, determines that it is not practicable to wait until the next audit committee meeting, the chair of the audit committee has the delegated authority during the period between audit committee meetings, to review and determine whether any such transaction should be approved, or ratified, as the case may be. The chair of the audit committee shall report to the audit committee any transactions reviewed by him or her pursuant to this delegated authority at the next audit committee meeting.
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EXECUTIVE OFFICERS

•	Charles L. Horn / Executive Vice President • Chief Financial Officer • Age: 56

Mr. Horn, executive vice president and chief financial officer, joined us in December 2009. From 1999 to November 2009, he served as senior vice president and chief financial officer for Builders Firstsource, Inc. From 1994 to 1999, he served as vice president, finance and treasury, for the retail operations of Pier 1 Imports, Inc. and as executive vice president and chief financial officer of Conquest Industries from 1992 to 1994. Mr. Horn is currently a director and the chair of the audit committee of Moody National REIT I, Inc. and Moody National REIT II, Inc. Mr. Horn holds a Bachelor's degree in business administration from Abilene Christian University and an MBA from the University of Texas at Austin. Mr. Horn is a Certified Public Accountant in the state of Texas.

•	Bryan J. Kennedy / Executive Vice President • President, Epsilon • Age: 48

Mr. Kennedy, executive vice president and president, Epsilon, joined our wholly-owned subsidiary, Epsilon, in June 1996. Mr. Kennedy has served as president of Epsilon since January 2009 and of Conversant since December 2014. Prior to that, he served as chief operating officer for Epsilon since October 2001 along with various senior management and executive positions within Epsilon. Mr. Kennedy held senior management positions with Capstead Mortgage Corporation from June 1990 to August 1994. Mr. Kennedy holds a Bachelor's degree from Wheaton College and an MBA from Harvard Business School.

•	Melisa A. Miller / Executive Vice President • President, Card Services • Age: 58

Ms. Miller, executive vice president and president, Card Services, joined us in February 2006 and assumed her current position in September 2011. Prior to assuming her current position, she served as senior vice president, chief client officer. Before joining us, Ms. Miller held a similar role with Experian, and prior to that she held several positions with Experian where she gained increasing responsibility in sales and client services roles during her 22 years of service.

•	Joseph L. Motes III / Senior Vice President • General Counsel • Secretary • Age: 55

Mr. Motes, senior vice president, general counsel and secretary, joined us in July 2015. Before joining us, Mr. Motes was with Akin, Gump, Strauss, Hauer & Feld, LLP for nearly 20 years, and was the partner and lead relationship manager for Alliance Data. Mr. Motes holds a Bachelor's degree in geology from Trinity University and a J.D. from Southern Methodist University Dedman School of Law, where he served as editor-in-chief of the SMU Law Review.

•	Bryan A. Pearson / Executive Vice President • President, LoyaltyOne • Age: 53

Mr. Pearson, executive vice president and president, LoyaltyOne, joined our wholly-owned subsidiary, LoyaltyOne, Co., in November 1992 and assumed his current position in 2006. Mr. Pearson has served as president for the AIR MILES® Reward Program since January 2015 and from March 1999 until October 2006, and prior to becoming president, he held various senior management and executive positions within the AIR MILES Reward Program. Mr. Pearson held management positions with Alias Research Inc. from June 1991 until October 1992. Prior to that, he worked in brand marketing at Quaker Oats Company of Canada from July 1988 until June 1991. Mr. Pearson holds a BScH degree and an MBA from Queen's University.

•	Laura Santillan / Senior Vice President • Chief Accounting Officer • Age: 45

Ms. Santillan, senior vice president and chief accounting officer, joined us in February 2004 and assumed her current position in February 2010. Ms. Santillan has served in various capacities of increasing responsibility, most recently as vice president, finance since October 2007 and senior vice president, finance since December 2009. Before joining the company, she served as senior manager of reporting for Dresser, Inc. from February 2002 to February 2004 and director of financial reporting for Wyndham International, Inc. from 1997 to 2002. Prior to that, she was with Ernst & Young LLP from 1993 to 1997. Ms. Santillan holds a Bachelor's degree from Southern Methodist University and is a Certified Public Accountant in the state of Texas.

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COMPENSATION
COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been furnished by the current members of the compensation committee.

E. Linn Draper, Jr., Chair
Bruce K. Anderson
Robert A. Minicucci
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COMPENSATION
DISCUSSION AND ANALYSIS

OVERVIEW:

We consider our total executive compensation package integral to our ability to grow and improve our business. In determining appropriate compensation for our executive officers, the compensation committee uses the philosophies and methodologies described in this Compensation Discussion and Analysis. By design, we have tailored, with the guidance of external compensation consultants, a mix of compensation elements unique to our business. Our executive compensation program, assuming sustained above industry-average performance, is designed to reward executive officers at competitive levels. Our program, however, is also structured to significantly reduce rewards for performance below expectations. The compensation committee believes that this design will attract, retain and motivate executive officers with the quality and profile required to successfully lead the company and each of its segments in our highly competitive and evolving industries.

Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis to address evolving best practices and changing regulatory requirements. We list below some of the more significant best practices we have adopted and the practices we have avoided.

What We Do		What We Don't Do
√
Performance-Based Pay.
We emphasize pay for performance. For 2016, an average of 81.2% of the principal compensation components for our NEOs (87.5% for our chief executive officer) were tied to performance.
		×	No Pledging. Our non-employee directors and executive officers are prohibited from holding company securities in a margin account or otherwise pledging company securities as collateral for a loan.

√	Independent Compensation Committee. Each member of our compensation committee meets the independence requirements under SEC rules and NYSE listing standards.	×	No Hedging. Our non-employee directors, executive officers and other employees are prohibited from engaging in hedging transactions with respect to our securities.

√	Independent Compensation Consultant. The compensation committee engages an independent compensation consultant.	×	No Excessive Perquisites. We provide only limited perquisites to our executive officers.

√	Clawback Provisions. Our equity incentive plans include clawback provisions that allow us to "clawback" incentive compensation in certain circumstances.	×	No Speculative Trading. Our non-employee directors and executive officers are prohibited from trading in puts or calls or engaging in short sales with respect to our securities.

√
Double-Trigger Change in Control.
We use double trigger acceleration provisions upon a change in control in our equity incentive plans and in the change in control severance protection agreement with our chief executive officer.
		×	No Tax Gross-Up Provisions. We have no excise tax gross-up arrangements with any of our executive officers or employees and we have a policy prohibiting entry into such arrangements in the future.

√	Significant Stock Ownership. Our non-employee directors and executive officers have significant stock ownership requirements.	×	No Employment Agreements. We do not have employment agreements with our executive officers.

√	Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.	×	No Excessive Risk-Taking. We regularly review our compensation program to ensure that the program does not promote unnecessary or excessive risk-taking.
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Named Executive Officers
Our compensation committee, and with respect to the chief executive officer, the board of directors, annually approves compensation for our named executive officers ("NEO"s), which for 2016 included the following:

Name	Title
Edward J. Heffernan	President and Chief Executive Officer
Charles L. Horn	Executive Vice President and Chief Financial Officer
Bryan J. Kennedy	Executive Vice President and President, Epsilon
Melisa A. Miller	Executive Vice President and President, Card Services
Bryan A. Pearson	Executive Vice President and President, LoyaltyOne

Objectives of Compensation
The objectives of our executive compensation program are to retain our executive officers, to reward our executive officers for meeting our growth and profitability objectives and to align the interests of our executive officers with those of our stockholders. Total direct compensation for our executive officers in 2016 was a combination of three components:

We use each component of compensation to satisfy one or more of our compensation objectives. The compensation committee places a significant portion of the overall target compensation for our executive officers "at risk" in the form of performance-based non-equity incentive compensation and long-term equity incentive compensation, without encouraging excessive or unnecessary risk-taking. According to the survey results provided by our external executive compensation consultant, our target percentage of executive compensation "at risk" for 2016 was consistent with our proxy peer group.

Retention.  We believe that continuity in our executive leadership is critical to our long-term success. To encourage executive retention and foster a focus on long-term results, the vast majority of the long-term equity incentive compensation granted to our executive officers are subject to multi-year vesting schedules. In addition, the compensation committee has occasionally granted special retention awards designed to encourage retention of our executive officers. Further details of these compensation practices are included below under the caption "Elements of Executive Compensation."

Pay for Performance.  Historically, we have tracked metrics such as revenue growth, income before income taxes ("EBT") growth, adjusted EBITDA growth and core earnings per share ("core EPS") growth. The compensation committee selects target performance measures for performance-based non-equity incentive compensation and long-term equity incentive compensation that it believes are integral to achievement of these and other growth and profitability objectives. This performance-based compensation generally pays out or vests only upon achievement of a threshold performance target. Further details of these compensation practices are included below under the caption "Elements of Executive Compensation."

Assessment of Risk in Compensation Program Design.  The compensation committee reviewed the design of our compensation program for both our executive officers and other officers and key contributors who receive performance-based compensation and assessed the potential for our compensation program to encourage excessive risk-taking. The compensation committee considered the following characteristics of our compensation program, among others:
•	a balance of both short- and long-term performance-based incentive compensation;
•
a balance within equity incentive compensation of both time-based restricted stock units and performance-based restricted stock units, some of which may also be subject to further time-based vesting restrictions;

•	the use of multiple performance metrics in incentive compensation, including the use of both consolidated and segment-specific performance measures;
•	the definition of performance metrics at the beginning of the performance period;
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•	inclusion of maximum payout limitations under our 2015 Omnibus Incentive Plan;
•	stock ownership guidelines applicable to certain key executives;
•	standardized equity grant and forfeiture procedures;
•	ability of the compensation committee to apply negative discretion in determining payouts for incentive compensation; and
•	clawback provisions contained in various executive compensation plans and agreements.

As a result of this review, the compensation committee believes that the design of our compensation program provides multiple, effective safeguards against and does not promote unnecessary or excessive risk-taking that is reasonably likely to have a material adverse effect on Alliance Data.

Clawback Provisions.  Under both the 2015 Omnibus Incentive Plan and 2010 Omnibus Incentive Plan, if our financial statements are required to be restated due to errors, omissions, fraud or misconduct, the compensation committee may direct the company to recover all or a portion of any award or any past or future compensation from any participant or former participant with respect to any fiscal year of the company for which financial results are negatively affected by such restatement. Such recoveries will be limited to those participants or former participants who had knowledge or reasonably should have had knowledge of such errors, omissions, fraud or misconduct and failed to take reasonable steps to bring it to the attention of the appropriate individuals, or who personally and knowingly engaged in practices that materially contributed to the restatement. Further, under the 2015 Omnibus Incentive Plan, 2010 Omnibus Incentive Plan and the 2005 Long Term Incentive Plan, the compensation committee has the authority to cancel or require repayment of an award in the event a participant or former participant breaches any non-solicitation, non-competition or confidentiality agreement entered into with us.

Alignment with Stockholders.  We believe that our directors and executive officers should maintain at least a minimum position in our common stock so that their interests are aligned with those of our stockholders. Our stock ownership guidelines require our directors and executive officers to maintain an investment position in our common stock equal to a multiple of his or her base salary or annual retainer, as applicable. These investment positions must be met within five years from the January 1st following the time a director or executive officer first becomes subject to the stock ownership guidelines. In addition to our stock ownership guidelines, each grant of restricted stock units to our non-employee directors contains restrictions that lapse on the earlier of 10 years from the date of grant or upon termination of the director's service on our board of directors. Given these restrictive terms, our stock ownership guidelines permit these restricted stock units to be included when calculating the investment position for non-employee directors.

The following table shows the stock ownership guideline for each of our NEOs and non-employee directors, as well as their current ownership position as of April 7, 2017:

Name	Stock Ownership Guideline	Stock Ownership Position(1)
Edward J. Heffernan	5 times base salary	36 times base salary
Charles L. Horn	3 times base salary	5 times base salary
Bryan J. Kennedy	3 times base salary	36 times base salary
Melisa A. Miller	3 times base salary	8 times base salary
Bryan A. Pearson	3 times base salary	39 times base salary
Bruce K. Anderson	5 times retainer	2,446 times retainer
Roger H. Ballou	5 times retainer	25 times retainer
D. Keith Cobb	5 times retainer	19 times retainer
E. Linn Draper, Jr., Ph.D.	5 times retainer	56 times retainer
Kenneth R. Jensen	5 times retainer	186 times retainer
Robert A. Minicucci	5 times retainer	133 times retainer
Timothy J. Theriault(2)	5 times retainer	1 times retainer
Laurie A. Tucker(3)	5 times retainer	4 times retainer
(1)
The share price used for ownership calculations is calibrated periodically under our stock ownership guidelines. The 12-month average fair market value of our common stock as of December 30, 2016, the last date on which we calibrated the stock price used to determine the retained value required by the stock ownership guidelines, was $214.57 and is the basis for the stock ownership positions shown in this table.

(2)	Mr. Theriault joined the board of directors in October 2016 and has until January 1, 2022 to meet the required investment position.
(3)	Ms. Tucker joined the board of directors in June 2015 and has until January 1, 2021 to meet the required investment position.
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2016 "Say-on-Pay" Advisory Vote on Executive Compensation.  At our 2016 annual meeting of stockholders, stockholders expressed substantial support at 98.8% approval for the "say-on-pay" advisory vote on the compensation of our NEOs. We believe these results represent strong investor support for our overall compensation philosophy and decisions. The compensation committee evaluated the results of the 2016 "say-on-pay" vote together with the other factors discussed in this Compensation Discussion and Analysis, including the committee's assessment of retention of executives, alignment of performance targets with growth and profitability objectives and the analysis of pay practices of our proxy peer group, each of which is evaluated in the context of the committee's fiduciary duty to act as such directors determine is in the best interests of our stockholders. Based on its analysis, the compensation committee did not make any changes to the executive compensation program or policies as a direct result of the 2016 "say-on-pay" advisory vote, but did implement additional performance-based metrics as well as a metric with a multi-year performance period for 2017. See "Looking Forward: Fiscal Year 2017 Long-Term Incentive Compensation" on page 24 of this proxy.

We currently provide stockholders an annual "say-on-pay" advisory vote on the compensation of our NEOs and will continue to do so subject to the stockholders approval of Proposal Three: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation.

Determining Compensation
Role of the Compensation Committee.  The compensation committee reviews and approves the compensation for our non-CEO executive officers, and, together with the other independent directors, approves the compensation of our chief executive officer. The compensation committee typically sets the total direct compensation targets for our executive officers immediately prior to the beginning of each year. This timing allows us to consider the performance of the company and each potential recipient in the prior year, as well as expectations for the upcoming year. Performance-based non-equity incentive compensation and long-term equity incentive compensation are awarded as early as practicable in the year, contingent upon the availability of the prior year's financial results, in order to maximize the time period over which the applicable performance incentives apply. Consistent with our practice of granting equity-based awards for new hires, promotions and associates that have joined the company as a result of a merger or acquisition on a date certain each month (currently the 15th of each month), long-term equity incentive compensation awards for executive officers are made on February 15 (or if February 15 falls on a weekend or holiday, the next business day) of each year, or such other pre-determined date following release of the company's earnings for the prior fiscal year as is appropriate. In the event there exists material information that we have not yet disclosed, the compensation committee may delay or defer the grant of any equity-based awards until all disclosures are current. Material changes to pay levels for individuals are typically made only upon a significant change in job responsibilities.

Role of the Chief Executive Officer.  Typically, our chief executive officer makes compensation recommendations to the compensation committee with respect to our non-CEO executive officers. The compensation committee may accept or adjust the chief executive officer's recommendations in its sole discretion and also makes a recommendation regarding the chief executive officer's compensation to the full board of directors. The chief executive officer does not make any recommendations to the compensation committee or to the board of directors relating to performance measures, targets or similar items that affect his own compensation. Moreover, the chief executive officer excuses himself from any discussions of his own compensation during board of directors and compensation committee meetings.

Role of the Compensation Consultant.  In 2016, the compensation committee directly engaged the assistance of an external executive compensation consultant, Meridian Compensation Partners, LLC ("Meridian") due to Meridian's industry knowledge and their experience in advising on executive compensation matters. The compensation committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that could give rise to a potential conflict of interest with respect to Meridian. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian. In particular, Meridian assisted the compensation committee in 2016 with competitive market analysis, peer assessment, consultation and review of compensation policies and practices.

Competitive Considerations
In determining appropriate levels of compensation, the compensation committee considers the competitive market for talent and compensation levels provided by comparable companies to minimize significant differences that could negatively impact our ability to attract and retain exceptional executive officers. As mentioned above, the compensation committee engaged Meridian to, among other things, assist with competitive market analysis and peer
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assessment. For conducting market review, Meridian formed and surveyed two data sets: a general industry group and a proxy peer group. The general industry group encompasses companies of similar size based on revenue. The proxy peer group consists of public companies that are currently monitored as competitors or are in similar industries and have similar revenue or market cap.

Meridian reviewed the compensation practices for the proxy peer group set forth below with whom we compete for business and talent. This approach provides us with a balanced perspective, reflecting industry, performance and company size considerations as they affect executive pay. Meridian collected, analyzed and presented comprehensive market data, including base salary and target short- and long-term incentive amounts, for each of our executive officers, including our NEOs, from both published proxy data and proprietary data sources.

For 2016, the companies comprising the proxy peer group included:

Company Name	Symbol	Market Cap ($B)	Market Cap Date	Fiscal 2016 Revenue ($M)
WPP plc	WPP.L	30.1	2/22/2017	19,379
Omnicom Group Inc.	OMC	20.1	2/22/2017	15,417
Synchrony Financial	SYF	30.4	2/22/2017	13,874
MasterCard Incorporated	MA	117.0	2/22/2017	10,776
Fidelity National Information Services, Inc.	FIS	27.2	2/22/2017	9,241
Discover Financial Services	DFS	28.1	2/22/2017	9,099
The Interpublic Group of Companies, Inc.	IPG	9.8	2/22/2017	7,847
Alliance Data Systems Corporation	ADS	13.9	2/22/2017	7,138
Nielsen Holdings plc	NLSN	16.0	2/22/2017	6,309
Fiserv, Inc.	FISV	24.7	2/22/2017	5,505
Experian plc	EXPN.L	18.9	2/22/2017	4,550
Total System Services, Inc.	TSS	10.1	2/22/2017	4,170
Vantiv, Inc.	VNTV	10.5	2/22/2017	3,579
Equifax Inc.	EFX	15.5	2/22/2017	3,145
Global Payments Inc.	GPN	12.1	2/22/2017	2,898
CDK Global, Inc.	CDK	10.3	2/22/2017	2,115
The Dun & Bradstreet Corporation	DNB	4.0	2/22/2017	1,704

Market data provides an important benchmark by indicating what an executive could expect to earn at a comparable company and what we might expect to pay if we should have to recruit and compete for outside executive talent. Market data, however, is only one factor that the compensation committee considers in assessing the reasonableness of compensation provided to our NEOs. The compensation committee also considers other relevant factors, including an NEO's experience, breadth of knowledge, talent supply and demand that may be industry or application specific, cost constraints, internal compensation equity considerations, company performance, individual performance, expected future contributions, prior compensation and retention risk for each NEO.

Based on publicly available data in December 2015 when the compensation determinations for 2016 were made, our market capitalization and annual revenue were both near the 50th percentile for this proxy peer group; our one-year total stockholder return was below the 25th percentile, our three- year total stockholder return was near the 50th percentile and our five-year total stockholder return was at the top for this proxy peer group.

When conducting the market review, the compensation committee reviews each component of compensation in relation to certain percentiles of the general industry group surveyed, in addition to the proxy peer group. For our NEOs, base salaries and total cash compensation (base salary plus target performance-based non-equity incentive compensation) generally fall between the 25th and 50th percentile, except for the chief executive officer whose total cash compensation fell between the 50th and 75th percentile, while total direct compensation (base salary plus target performance-based non-equity incentive compensation plus target long-term equity incentive compensation) generally fall between the 50th and 75th percentile. We believe compensation at this level, vis-à-vis these general industry group companies surveyed, is appropriate given our performance record and the tenure of our executive officers. Actual performance above or below each of the established targets for our performance-based non-equity incentive compensation and long-term equity incentive compensation results in actual compensation that may be higher or lower than these percentiles.
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ELEMENTS OF EXECUTIVE COMPENSATION:

The main elements of our executive compensation program are base salary, an annual non-equity incentive and a long-term equity incentive. The chart below shows the breakdown of these elements for our NEOs' 2016 compensation.

Base Salary
While a large portion of our NEOs and other executive officers' compensation is contingent upon meeting specified performance targets, we pay our executive officers a base salary as fixed compensation for their time, efforts and commitments throughout the year. To aid in attracting and retaining qualified executive officers, the compensation committee seeks to keep base salary competitive. In determining the appropriate base salary, the compensation committee also considers, among other factors, the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at our proxy peer group; the expertise of the individual; and the competitiveness in the market for the executive officer's services. In 2016, the base salary for our NEOs fell between the 25th and 50th percentile of our proxy peer group, with the exception of our chief executive officer whose base salary fell between the 50th and 75th percentile, as described above.

Annual Performance-Based Non-Equity Incentive Compensation
For 2016, performance-based non-equity incentive compensation was paid to our NEOs pursuant to the 2015 Omnibus Incentive Plan. The purpose of performance-based non-equity incentive compensation is to provide an incentive to our NEOs and other executive officers to contribute to our annual growth and profitability objectives, to retain such executive officers and, where possible, to qualify for tax deductibility under IRC Section 162(m). The 2015 Omnibus Incentive Plan focuses on matching rewards with results and encourages executive officers to make significant contributions toward our financial results by providing a basic reward for reaching threshold expectations, plus an upside for reaching our aspirational goals. Typically, base salary plus target performance-based non-equity incentive compensation, or total cash compensation, for our NEOs falls at or below the 25th percentile of our proxy peer group, except for our chief executive officer whose total cash compensation fell between the 25th and 50th percentile, as described above.

Terms of Awards.  Each NEO has a target payout amount that approximates a percentage of his or her annualized base salary. Guided by our annual growth and profitability objectives, the payout of performance-based non-equity incentive plan compensation for our NEOs is generally contingent upon meeting segment-specific and/or corporate targets, which in 2016 were based on revenue and EBT at the consolidated level, as well as segment-specific revenue and EBT. As discussed above, the compensation committee does not believe that the targets set for each of these metrics promotes unnecessary or excessive risk-taking that is reasonably likely to have a material adverse effect on Alliance Data.

The compensation committee set the performance targets for consolidated and segment revenue and EBT related to payout of our performance-based non-equity incentive compensation at the beginning of 2016 based on certain assumptions about our performance and subject to adjustment for certain defined factors. In determining the payout for the performance-based non-equity incentive compensation for 2016, the compensation committee exercised its discretion to adjust our reported consolidated and LoyaltyOne segment revenue and EBT for certain factors, including: (1) inclusion or exclusion of certain foreign currency exchange translation detriments or benefits related to our LoyaltyOne segment; (2) adjustments related to the interest expense attributable to our share repurchase program during 2016; and (3) exclusion of the impact to EBT for a one-time reduction in revenue for the change in breakage rate for LoyaltyOne's AIR MILES Reward Program due to a change in Ontario law prohibiting the expiration of any loyalty points due only to the passage of time. Adjusting for these factors altered the resultant payout level from 0% to 93.0% for consolidated EBT, from 104.0% to 104.5% for consolidated revenue, from 34.3% to 96.8% for consolidated performance, from 10.9% to 73.4% for LoyaltyOne performance, from 14.0% to 32.6% for Epsilon performance and from 88.3% to 106.9% for Card Services performance.
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The following tables set forth the individual calculations for the non-equity incentive plan compensation payouts for the 2016 performance year for each of our NEOs. The non-equity incentive plan compensation for each of Messrs. Heffernan and Horn was based on the consolidated performance as set forth in the first table below; Ms. Miller's was based on a combination of consolidated and Card Services as set forth in the second table below; Mr. Kennedy's was based on a combination of consolidated and Epsilon as set forth in the third table below; and Mr. Pearson's was based on a combination of consolidated and LoyaltyOne as set forth in the fourth table below. For each performance target, payout is determined on a fixed scale, ranging from 25% payout when a minimum 85% of the target is met, 100% payout when 100% of the target is met and a maximum 200% payout when the target is exceeded at 120% or more for each of the metrics set forth in the various tables below. Establishing a maximum payout amount under our non-equity incentive plan helps deter excessive risk-taking, while having a minimum payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the minimum threshold.

2016 Consolidated Performance for the Non-Equity Incentive Plan:
Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$1,104,000,000	67.0%	$1,092,600,000	99.0%	93.0%	62.3%
Consolidated Revenue	$7,080,000,000	33.0%	$7,141,900,000	100.9%	104.5%	34.5%
Total:		100.0%				96.8%

2016 Card Services Performance for the Non-Equity Incentive Plan:
Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$1,104,000,000	20.0%	$1,092,600,000	99.0%	93.0%	18.6%
Card Services Revenue	$3,450,000,000	20.0%	$3,675,000,000	106.5%	132.5%	26.5%
Card Services EBT	$1,101,000,000	60.0%	$1,108,000,000	100.6%	103.0%	61.8%
Total:		100.0%				106.9%

2016 Epsilon Performance for the Non-Equity Incentive Plan:
Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$1,104,000,000	20.0%	$1,092,600,000	99.0%	93.0%	18.6%
Epsilon Revenue	$2,251,000,000	20.0%	$2,155,200,000	95.7%	69.9%	14.0%
Epsilon EBT	$164,000,000	60.0%	$123,200,000	75.1%	0.0%	0.0%
Total:		100.0%				32.6%

2016 LoyaltyOne Performance for the Non-Equity Incentive Plan:
Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$1,104,000,000	20.0%	$1,092,600,000	99.0%	93.0%	18.6%
LoyaltyOne Revenue	$1,422,000,000	20.0%	$1,341,600,000	94.3%	60.1%	12.0%
LoyaltyOne EBT	$224,000,000	60.0%	$214,800,000	95.9%	71.3%	42.8%
Total:		100.0%				73.4%

The target non-equity incentive plan compensation for each of Edward J. Heffernan, Charles L. Horn, Bryan J. Kennedy, Melisa A. Miller and Bryan A. Pearson is set forth in the first column of the following table and represents approximately 150%, 100%, 100%, 100% and 100% of their respective base salaries. The actual non-equity incentive plan payouts, prior to the adjustments to such payouts discussed below, are set forth in the final column of the following table.
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	Target Non-Equity Incentive Plan Compensation	Weighted Payout	Achieved Non-Equity Incentive Plan Compensation
Edward J. Heffernan	$1,671,000	96.8%	$1,617,528
Charles L. Horn	$627,000	96.8%	$606,936
Bryan J. Kennedy	$602,500	32.6%	$196,415
Melisa A. Miller	$602,500	106.9%	$644,073
Bryan A. Pearson(1)	$618,000	73.4%	$453,612
(1)
Amounts for Mr. Pearson are shown in Canadian Dollars; in the Summary Compensation Table and the Grants of Plan-Based Awards Table, this amount was converted to U.S. Dollars using the prevailing exchange rate as of the last business day of 2016 of 0.7445 U.S. Dollars per Canadian Dollar.

The compensation committee feels that revenue and EBT performance measures are integral to achievement of our long-term growth and profitability objectives. However, when making awards, the compensation committee has discretion to select from numerous performance measures that were previously approved by our stockholders and may employ those performance measures it deems most appropriate for a given year. The selected performance measures may differ from year to year, and may also include any of the following: revenue, annual return on capital, net earnings, annual earnings per share, annual cash flow provided by operations, funds from operations, funds from operations per share, operating income, before or after tax income, cash available for distribution, cash available for distribution per share, return on equity, return on assets, share price performance, improvements in our attainment of expense levels, implementation or completion of critical projects, improvement in cash flow or (before or after tax) earnings and attainment of strategic business criteria or total stockholder return.

We set applicable revenue and EBT targets at relatively high levels with respect to our past performance. While performance targets have frequently been achieved, we are a company with historically high rates of growth. As we have encountered periods of slow economic growth but continued to challenge our segments to grow and expand our client base, these performance targets challenge our executive officers and will continue to encourage sustained above industry-average growth.

Our chief executive officer may recommend to the compensation committee adjustments with respect to each payout of performance-based non-equity incentive compensation (other than his own payment amount). The compensation committee may adjust the payout of performance-based non-equity incentive compensation of the executive officers other than the chief executive officer, and the board of directors may adjust the chief executive officer's payout of performance-based non-equity incentive compensation as well as that of any other executive officer. In determining whether and to what extent any such discretionary adjustments will be made, the compensation committee or board of directors, as applicable, typically considers the value provided by the relevant executive officer, as demonstrated by the challenges addressed and particular expertise required of such executive officer during the fiscal year. In 2016, neither the compensation committee nor the board of directors, as applicable, made any adjustments to the performance-based non-equity incentive compensation for any of our executive officers.

The aggregate performance-based non-equity incentive compensation paid to our NEOs for 2016 totaled $3.4 million, or approximately 28% of the performance-based non-equity incentive compensation pool funded pursuant to IRC Section 162(m).

Long-Term Equity Incentive Compensation
We grant long-term equity incentive awards to encourage retention and foster a focus on long-term results, as well as to align the interests of our NEOs and other executive officers with those of our stockholders. In granting these awards, the compensation committee may establish such restrictions, performance measures and targets as it deems appropriate. Generally, awards of long-term equity incentive compensation pay out only upon attainment of a threshold level of pre-determined performance targets, such as revenue, EBT, operating cash flow or adjusted EBITDA growth, core EPS, or continued employment of an executive officer.

Typically, total direct compensation, which includes base salary, target performance-based non-equity incentive compensation and target long-term equity incentive compensation, for our NEOs falls between the 50th and 75th percentile of the general industry group, as described above. In determining the size of long-term equity incentive awards, the compensation committee generally also considers, among other factors, the value of total direct compensation for comparable positions at our proxy peer group, company and individual performance against strategic plans, the number and value of restricted stock or restricted stock unit awards previously granted, the allocation of overall equity awards attributed to our executive officers relative to all equity awards and the relative proportion of long-term incentives within the total direct compensation mix.
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In 2016, we granted long-term equity incentive compensation to the executive officers, including our NEOs, pursuant to our 2015 Omnibus Incentive Plan. We also have long-term equity incentive compensation that remains outstanding under our 2010 Omnibus Incentive Plan. As permitted by both of these plans, the board of directors has delegated its authority under the plan to the compensation committee, except for purposes of awards to the chief executive officer.

Terms of Awards.  After taking into consideration the long-term incentive practices in the marketplace, we believe that an equity mix of performance-based restricted stock units and time-based restricted stock units provides a conservative and balanced approach. The portion granted in time-based restricted stock units is intended to provide not only some stability in our equity program and increase retention, but also to promote direct alignment with stockholders through our executives' stock holdings. The portion granted in performance-based restricted stock units, whose vesting criteria are tied to selected components of our financial performance, is intended to focus and incentivize our executives to deliver exceptional performance. Performance-based restricted stock unit grants may be subject to both performance criteria and time-based restrictions to vest. For both types of grants, the executive officer must be employed by us at the time of vesting to receive the award.

The 45-day average fair market value of the company's common stock as quoted on the NYSE as of the date of grant is utilized as the basis for determining the specific number of either time-based or performance-based restricted stock unit awards to be granted.

Awards Granted During 2016.  In 2016, consistent with the objective of placing a significant portion of the overall target compensation for our executive officers "at risk" as discussed above, our board of directors and compensation committee approved equity grants for our NEOs consisting of 80% performance-based restricted stock units and 20% time-based restricted stock units, which were awarded on February 16, 2016. The 2016 long-term equity incentive awards for each of our NEOs fell between the 25th and 75th percentile of our proxy peer group. Establishing a maximum payout amount under our long-term equity incentive plan helps deter excessive risk-taking, while having a minimum payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the minimum threshold.

Performance-based and time-based equity grants for 2016 were made to our NEOs as follows:

Name	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units	Total Equity Value (on Grant Date)
Edward J. Heffernan	20,104	5,026	$4,711,624
Charles L. Horn	5,736	1,434	$1,344,303
Bryan J. Kennedy	7,080	1,769	$1,659,099
Melisa A. Miller	7,096	1,774	$1,663,036
Bryan A. Pearson	7,323	1,830	$1,716,096

The time-based restricted stock units vest over three years, with 33% of the awards vesting in February 2017, and the remaining 33% and 34% scheduled to vest in each of February 2018 and 2019, respectively, provided the executive officer is employed by us at each vesting date. The performance-based restricted stock unit equity awards also vest over three years, provided that (1) the executive officer is employed by us at such vesting date and (2) we meet pre-determined EBT goals for fiscal year 2016. To achieve a minimum 50% of the target award, the compensation committee set the 2016 EBT goal at $994 million, increasing on a fixed scale with up to 100% of the target award obtained by achieving EBT of $1,104 million and up to a maximum 150% of the target award obtained by achieving EBT of $1,214 million. The 100% achievement threshold approximates a 18.5% growth over our 2015 EBT performance.

The compensation committee set the performance target for consolidated EBT related to payout of our performance-based restricted stock units at the beginning of 2016 based on certain assumptions about our performance and subject to adjustment for certain defined factors. Our reported EBT was $837.0 million for 2016. In determining the payout for the 2016 performance-based restricted stock units, the compensation committee exercised its discretion to adjust reported EBT for certain factors, including (1) adjustments related to the inclusion or exclusion of certain foreign currency exchange translation detriments or benefits related to our LoyaltyOne segment; (2) interest expense attributable to our share repurchase program during 2016; and (3) exclusion of the impact to EBT for a one-time reduction in revenue for the change in breakage rate for LoyaltyOne's AIR MILES Reward Program due to a change in Ontario law prohibiting the expiration of any loyalty points due only to the passage of time. Adjusting for these factors resulted in payout at 93.0% of the 2016 performance-based restricted stock units. However, the compensation committee, and the board of directors with respect to the chief executive officer, elected to exercise its discretion to reduce the amount of this payout for the NEOs to 44.5% of the 2016 performance-based restricted stock units. For additional information related to these payouts, please see "Fiscal Year 2016 Grants of Plan-Based Awards."
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The aggregate equity compensation awarded to our NEOs and other key executives for 2016 totaled $11.5 million, or approximately 49% of the equity incentive compensation pool funded pursuant to IRC Section 162(m).

Looking Forward: Fiscal Year 2017 Long-Term Incentive Compensation.  For fiscal year 2017, the compensation committee approved a long-term incentive compensation plan for our executive officers that consists of 84% performance-based restricted stock units and 16% time-based restricted stock units. Specifically, in 2017, performance-based restricted stock units will be based on multiple metrics over multiple timeframes, namely 33% subject to 2017 EBT, 33% subject to relative total stockholder return for 2017-2018 and 18% subject to 2017 core EPS. The high proportion of performance-based awards reflects our pay-for-performance philosophy. The compensation committee believes the combined EBT, relative total stockholder return and core EPS goals for the performance shares can be characterized as challenging to achieve, but attainable with the application of significant skill and effort on the part of our executive officers. The time-based awards encourage retention, and are linked to stockholder value and ownership, which are also important goals of our executive compensation program. The compensation committee plans to continue to review our compensation plans to support our current and long-term business strategy, continue to align pay with stockholder interests and maintain good governance practices.

Perquisites
With limited exceptions, the compensation committee's policy is to provide personal benefits and perquisites to our NEOs that are substantially similar to those offered to our other associates at or above the level of vice president. The personal benefits and perquisites that may be available to our NEOs in addition to those available to our other associates include enhanced life insurance, long-term disability benefits, and an annual physical. For additional information about the perquisites given to our NEOs in 2016, see the "All Other Compensation" table below.

REASONABILITY OF COMPENSATION:

In determining appropriate compensation levels during the course of 2016, the compensation committee reviewed all forms of executive compensation, including base salary, performance-based non-equity incentive compensation, long-term equity incentive awards, ratios of vested to unvested equity previously granted to our executive officers, realizable amounts from equity previously granted to our executive officers, the company's contributions to the Alliance Data Systems 401(k) and Retirement Savings Plan and Executive Deferred Compensation Plan and the value of any perquisites received for the 2016 performance year. Based on company performance in 2016 and in prior years, and other applicable factors and known information, including the market data provided by Meridian, the compensation committee, and the board of directors with respect to the chief executive officer, have each determined that the total 2016 compensation paid to our executive officers was reasonable and not excessive. As previously reported, our fiscal year 2016 financial performance included a year-over-year increase of 11% in revenue, a 15% decrease in net income, a 10% increase in adjusted EBITDA and a 12% increase in core earnings per diluted share. See Appendix A to this proxy statement for a discussion and reconciliation of non-GAAP financial measures, including adjusted EBITDA and core earnings per diluted share. For 2016, base salary and target total cash compensation (base salary plus target performance-based non-equity incentive compensation) for our NEOs fell at or below the 25th percentile, except for our chief executive officer whose target total cash compensation fell between the 25th and 50th percentile. For 2016, target total direct compensation (base salary plus target performance-based non-equity incentive compensation plus target long-term equity incentive compensation) for our NEOs fell between the 25th and 50th percentile of our proxy peer group, as described above.

TAX CONSIDERATIONS:

IRC Section 162(m) limits the tax deduction to $1 million for compensation paid to the chief executive officer and each of the three other most highly paid officers (other than the chief financial officer) of public companies. However, elements of compensation that qualify as "performance-based compensation" are deductible even if in excess of this $1 million limit. The compensation committee has considered these requirements and believes that certain grants made under the 2010 Omnibus Incentive Plan and the 2015 Omnibus Incentive Plan meet the requirement that they be "performance-based" and, therefore, compensation paid to our executive officers pursuant to the terms of these plans would generally be exempt from the limitations on deductibility. Our present intention is to comply with Section 162(m) unless the compensation committee determines that compliance in a particular instance would not be in our best interest.

Each year the compensation committee approves the maximum funding pool for performance-based non-equity incentive awards for our NEOs to be paid in the following year, based on a percentage of our adjusted EBITDA. The intent is to qualify, to the extent possible, cash compensation paid to NEOs as tax deductible by the company, subject
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to the limitations of IRC Section 162(m). For the 2016 performance-based non-equity incentive awards, the compensation committee approved 0.66% for our NEOs (including our CEO) of our adjusted EBITDA for the period from January 1, 2016 through December 31, 2016 as the maximum award amounts allowable. The aggregate performance-based non-equity incentive awards payable to these individuals may not exceed these amounts, and no reduction in the amount payable to any employee may result in an increase in the amount payable to any other employee, to preserve our IRC Section 162(m) deductibility. For a discussion of performance targets related to payout of our performance-based non-equity incentive compensation for 2016, please see "Annual Performance-Based Non-Equity Incentive Compensation—Terms of Awards" beginning on page 20 in this proxy statement.

In addition, the compensation committee approved a maximum award pool for equity incentive awards to be granted to our NEOs in 2016 based on a percentage of our adjusted EBITDA. For the 2016 equity incentive awards, the compensation committee approved 1.4% for our NEOs (including our CEO) of our adjusted EBITDA for the period from January 1, 2015 through December 31, 2015 as the maximum award amounts allowable. The aggregate equity incentive awards granted to these individuals may not exceed these amounts, and no reduction in any employee's award amount may result in an increase in any other employee's award amount, to preserve our IRC Section 162(m) deductibility. For a discussion of performance targets related to payout of our performance-based restricted stock unit awards for 2016, please see "Long-Term Equity Incentive Compensation—Awards Granted During 2016" beginning on page 23 in this proxy statement.

OTHER PLANS OR AGREEMENTS GOVERNING EXECUTIVE COMPENSATION:

Change in Control Severance Protection Agreement
We have a Change in Control Severance Protection Agreement with Mr. Heffernan. We originally entered into this agreement with Mr. Heffernan, as well as our other then-current executive officers, in September 2003 to help avoid distraction and uncertainty in the event of an actual or threatened change in control. None of our NEOs other than Mr. Heffernan are covered by a change in control agreement. In December 2016, we terminated the existing agreement and entered into a new Change in Control Severance Protection Agreement with Mr. Heffernan to eliminate the sole remaining tax gross-up provision between us and any of our NEOs. Payouts under this agreement are subject to a "double trigger" qualification, whereby Mr. Heffernan will only receive payout following both a change in control and subsequent termination under certain enumerated circumstances, which we believe is appropriate as it continues to help assure Mr. Heffernan's continuity, objectivity and dedication in the event of an actual or threatened change in control. For additional information relating to any potential payouts under this agreement, please see "Potential Payments upon Termination or Change in Control."

Qualifying Terminations.  Payouts under Mr. Heffernan's change in control agreement are triggered upon a qualifying termination, which is defined as: (1) termination by the executive officer for good reason within two years of a change in control; or (2) termination of the executive officer by the company without cause within two years of a change in control. A termination of the executive officer's employment due to disability, retirement or death will not constitute a qualifying termination.

Pursuant to the change in control agreement, "cause," "good reason," and "change in control" have the following meanings:

"Cause" means a good faith finding by the board of directors of: (1) a material breach of the executive officer's covenants or obligations under any applicable employment agreement or offer letter or any other agreement for services or non-compete agreement; (2) continued failure after written notice from the company or any applicable affiliate to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of the executive officer's superiors; (3) conviction of, or plea of guilty or nolo contendere, to a crime constituting a felony (or its equivalent) or other crime involving moral turpitude; or (4) a material violation of any material law or regulation or any policy or code of conduct adopted by the company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the company or of an affiliate.

"Good reason" means, in each case without the executive officer's consent: (1) a material lessening of the executive officer's responsibilities; (2) a reduction of at least five percent in the executive officer's annual salary and/or opportunity for incentive compensation; or (3) the company's requiring the executive officer to be based anywhere other than within 50 miles of the executive officer's place of employment at the time of the occurrence of the change in control.

"Change in Control" means one of the following events: (1) our merger, consolidation or other reorganization in which our outstanding common stock is converted into or exchanged for a different class of our securities, a class of securities of any other issuer (except one of our wholly-owned subsidiaries), cash or other property; (2) the sale, lease or exchange of all or substantially all of our assets; (3) the adoption by our stockholders of a plan of
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liquidation and dissolution; (4) the acquisition by any person or entity, including without limitation a "group" as contemplated by Section 13(d)(3) of the Exchange Act, of beneficial ownership of more than 20 percent (based on voting power) of our outstanding capital stock and such person, entity or group currently has, or either publicly or by written notice to us states an intention to seek, a representative member on our board of directors; (5) the acquisition by any person, entity or group of beneficial ownership of more than 30 percent (based on voting power) of our outstanding capital stock; or (6) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our board of directors.

Payments and Benefits Following a Qualifying Termination.  Upon a qualifying termination, Mr. Heffernan will be paid all earned and accrued salary due and owing to him, a pro-rata portion of his target bonus, other benefits due under benefit plans, all accrued and unpaid vacation and a severance amount. The severance amount is equal to two and one half times the sum of his current base salary and target non-equity incentive compensation. Any entitled severance amounts will be paid in a lump sum within 30 days of execution by Mr. Heffernan of a general release. If Mr. Heffernan ceases to be actively employed following a change in control, he will receive the value of his deferred compensation account, if any, no earlier than six months following the end of the quarter in which the termination occurred.

Upon a qualifying termination, Mr. Heffernan and his dependents are eligible to receive equivalent medical, dental and hospitalization coverage and benefits as provided to him immediately prior to the qualifying termination, which coverage and benefits will continue for a period of 24 months. The change in control agreement further provides that if any payments or benefits received constitute "parachute payments" within the meaning of the IRC Section 280G and are otherwise subject to the excise tax imposed under IRC Section 4999, then Mr. Heffernan's severance benefits may be delivered in full or to such lesser extent that would result in no portion of such severance benefits being subject to such excise tax, whichever results in Mr. Heffernan's receipt of an after-tax basis of the greatest amount of severance.

Change in Control - Impact on Outstanding Equity
Our equity incentive plans provide that our board of directors may accelerate vesting of stock options and restricted stock or restricted stock units in the event of a change in control. Further, in the event of a qualifying termination within 12 months of a change in control event, all restrictions on stock options and restricted stock or restricted stock units will lapse. Stock options will be exercisable following a qualifying termination until the earlier of the end of the option term or the end of the one year period following a qualifying termination.

Executive Deferred Compensation Plan
We maintain an Executive Deferred Compensation Plan, which allows our executive officers and certain other highly-compensated employees to maximize their pre-tax savings and company contributions that are otherwise restricted due to tax limitations. The Executive Deferred Compensation Plan allows the participant to contribute:

•	up to 50% of eligible compensation on a pre‑tax basis;
•	any pre-tax 401(k) contributions that would otherwise be returned because of reaching the statutory limit under IRC Section 415; and
•	any retirement savings plan contributions for compensation in excess of the statutory limits.

Contributions made under the Executive Deferred Compensation Plan are unfunded and subject to the claims of our creditors, with participants having the status of an unsecured creditor with respect to our obligation to make benefit payments. For additional information relating to our NEOs' participation in the Executive Deferred Compensation Plan, please see the "Fiscal Year 2016 Nonqualified Deferred Compensation" table.

Alliance Data Systems 401(k) and Retirement Savings Plan
The Alliance Data Systems 401(k) and Retirement Savings Plan is a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986. Eligible employees can participate in the 401(k) and Retirement Savings Plan immediately upon joining the company and after 180 days of employment begin receiving company matching contributions. The 401(k) and Retirement Savings Plan covers eligible U.S. employees of the company and all of its U.S. subsidiaries.

The company matches dollar-for-dollar up to five percent of the employee's eligible compensation. All company matching contributions are immediately vested. The company, subject to board of director approval, may make an additional annual discretionary contribution based on the company's profitability. This discretionary contribution is based on a percentage of pay and vests in full after the participant achieves three years of service.
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LoyaltyOne, Co. Group Retirement Savings Plan and LoyaltyOne, Co. Deferred Profit Sharing Plan
We maintain the LoyaltyOne, Co. Group Retirement Savings Plan ("GRSP"), which is a group retirement savings plan registered with the Canada Revenue Agency. Eligible associates of LoyaltyOne, Co., one of our wholly-owned subsidiaries in Canada, may contribute to the GRSP on their behalf or on behalf of their spouse, and income earned on these contributions are not taxable to associates until withdrawn from the GRSP. Associate contributions eligible for company match may not exceed the overall maximum allowed by the Income Tax Act (Canada); which amount is set by the Canada Revenue Agency each year.

We also maintain the LoyaltyOne, Co. Deferred Profit Sharing Plan ("DPSP"), which is a legal trust registered with the Canada Revenue Agency. Eligible full-time associates of LoyaltyOne, Co. can participate in the GRSP after three months of employment and eligible part-time associates after six months of employment. Based on the eligibility guidelines, the company matches dollar-for-dollar up to five percent of the associate's eligible compensation. Contributions made to the DPSP reduce an associate's maximum contribution amounts to the GRSP under the Income Tax Act (Canada) for the following year. All company matching contributions into the DPSP vest after receipt of one continuous year of DPSP contributions.

LoyaltyOne, Co. Canadian Supplemental Executive Retirement Plan
We maintain the Canadian Supplemental Executive Retirement Plan, which allows executive officers and certain other highly compensated employees of LoyaltyOne, Co. to maximize company contributions that are otherwise restricted due to statutory limitations. All contributions to the Canadian Supplemental Executive Retirement Plan are made by LoyaltyOne, Co. in an amount equal to the maximum employer contributions that would be made to the participant's DPSP account if the maximum contribution provisions of the Income Tax Act (Canada) were not applicable, less actual employer contributions to the participant's DPSP account.

Contributions made under the Canadian Supplemental Executive Retirement Plan are unfunded and subject to the claims of our creditors, with participants having the status of an unsecured creditor with respect to our obligation to make benefit payments. A distribution from the Canadian Supplemental Executive Retirement Plan is taxed as ordinary income and is not eligible for any special tax treatment. For additional information relating to our NEOs' participation in the Canadian Supplemental Executive Retirement Plan, please see the "Fiscal Year 2016 Nonqualified Deferred Compensation" table.

Indemnification Agreements
We have entered into indemnification agreements with each of our NEOs so that they may serve the company without undue concern for their protection in connection with their services. These agreements provide that we indemnify such persons against certain liabilities that may arise by reason of their status or service as an officer, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors' and officers' liability insurance policy that we may choose to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted by Delaware law and are in addition to any other rights the indemnitee may have under our certificate of incorporation, bylaws and applicable law.

NON-GAAP PERFORMANCE MEASURES FOR 2016:

As described above, pursuant to IRC Section 162(m), tax deductions available for performance-based compensation paid to certain executive officers for 2016 were dependent, in part, upon the attainment of adjusted EBITDA targets as defined herein. Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on accounting principles generally accepted in the United States of America, plus stock compensation expense, provision for income taxes, interest expense, net, depreciation and other amortization, and amortization of purchased intangibles. In 2016, adjusted EBITDA excluded the impact of the cancellation of the AIR MILES Reward Program's five-year expiry policy on December 1, 2016. For a reconciliation of adjusted EBITDA to net income for the year ended December 31, 2016, see Appendix A.
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DIRECTOR AND EXECUTIVE
OFFICER COMPENSATION

The following tables and accompanying narratives set forth the compensation paid to our NEOs for the fiscal years ended December 31, 2016, 2015 and 2014:

SUMMARY COMPENSATION TABLE:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)	Total ($)
Edward J. Heffernan President and Chief Executive Officer	2016	1,114,000	-	4,711,624	-	1,617,528	361,308		35,957	7,840,417
	2015	1,114,000	167,100	5,420,550	-	1,691,052	280,251		59,021	8,731,974
	2014	1,081,500	-	5,325,675	-	2,057,013	180,562		82,700	8,727,450
Charles L. Horn Executive Vice President and Chief Financial Officer	2016	627,000	-	1,344,303	-	606,936	23,646		30,091	2,631,976
	2015	609,000	60,900	1,557,296	-	616,308	19,670		52,236	2,915,410
	2014	580,000	-	1,515,334	-	735,440	10,154		76,894	2,917,822
Bryan J. Kennedy Executive Vice President and President, Epsilon	2016	602,500	-	1,659,099	-	196,415	52,838		34,785	2,545,637
	2015	585,000	41,550	1,983,925	-	524,745	32,198		54,642	3,222,060
	2014	565,000	200,000	2,132,030	-	270,070	16,735		49,235	3,233,070
Melisa A. Miller Executive Vice President and President, Card Services	2016	602,500	-	1,663,036	-	644,073	86,182		28,343	3,024,134
	2015	585,000	79,560	1,884,729	-	620,100	57,880		43,863	3,271,132
	2014	540,000	-	1,793,302	-	751,680	42,654		57,860	3,185,496
Bryan A. Pearson(8) Executive Vice President and President, LoyaltyOne	2016	459,895	-	1,716,096	-	377,714	33,698	(9)	157,808	2,745,211
	2015	433,500	177,735	2,083,122	-	245,795	11,158	(9)	182,857	3,134,167
	2014	494,788	16,328	2,165,250	-	478,460	22,604	(9)	348,429	3,525,859

(1)
This column includes amounts deferred pursuant to the Executive Deferred Compensation Plan. See "Fiscal Year 2016 Nonqualified Deferred Compensation" table for additional information. In 2016, $423,320 was deferred by Mr. Heffernan, $18,810 was deferred by Mr. Horn and $205,215 was deferred by Mr. Kennedy; in 2015, $389,900 was deferred by Mr. Heffernan, $30,450 was deferred by Mr. Horn and $193,050 was deferred by Mr. Kennedy; and in 2014, $356,895 was deferred by Mr. Heffernan, $58,000 was deferred by Mr. Horn and $113,000 was deferred by Mr. Kennedy.

(2)
Amounts in this column represent discretionary payments under our non-equity incentive plan to the executive officers by the compensation committee, and with regard to the chief executive officer, by the board of directors.

(3)
Amounts in this column reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, which for 2016 represents the closing market price of our common stock of $187.49 per share on the grant date of February 16, 2016. These amounts may not correspond to the actual value that will be realized by the NEOs. To see the value of awards made to the NEOs in 2016, see the Fiscal Year 2016 Grants of Plan Based Awards table below. Awards included in the Stock Awards and Option Awards columns were granted pursuant to the 2015 Omnibus Incentive Plan. Additional details are included above under the caption "Long-Term Equity Incentive Compensation."

(4)
This column includes amounts deferred pursuant to the Executive Deferred Compensation Plan, which amounts are not paid or deferred until February of the following year. In 2017, $614,661 was deferred by Mr. Heffernan, $98,208 was deferred by Mr. Kennedy and $322,037 was deferred by Ms. Miller; in 2016, $650,353 was deferred by Mr. Heffernan, $186,877 was deferred by Mr. Kennedy and $349,830 was deferred by Ms. Miller; and in 2015, $678,814 was deferred by Mr. Heffernan, $73,544 was deferred by Mr. Horn, $94,014 was deferred by Mr. Kennedy and $375,840 was deferred by Ms. Miller.

(5)
Amounts in this column reflect the amounts earned by each NEO for 2016 performance under the 2015 Omnibus Incentive Plan, but paid in February 2017, and amounts earned and paid to each NEO in February 2015 and 2016 for 2014 and 2015 performance, respectively, under the 2010 Omnibus Incentive Plan. For the 2016 performance year, these amounts are the actual amounts earned under the awards described in the Fiscal Year 2016 Grants of Plan-Based Awards table below. These payout amounts were computed in accordance with the pre-determined formula for the calculation of performance-based non-equity incentive compensation and the applicable weightings as set forth above in the Compensation Discussion and Analysis.

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(6)
Amounts in this column consist entirely of above-market earnings on compensation deferred pursuant to the Executive Deferred Compensation Plan, as described below following the Fiscal Year 2016 Nonqualified Deferred Compensation table. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 7.5% annual interest rate credited by the company on contributions during 2016.

(7)	See the All Other Compensation table below for further information regarding amounts included in this column.
(8)
Amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars. To convert the amounts paid to U.S. Dollars, we used the prevailing exchange rate as of the last business day of the applicable year (for 2016 amounts, an exchange rate of 0.7445 U.S. Dollars per Canadian Dollar; for 2015 amounts, an exchange rate of 0.7225 U.S. Dollars per Canadian Dollar; and for 2014 amounts, an exchange rate of 0.8605 U.S. Dollars per Canadian Dollar).

(9)	This amount represents the deemed investment earnings (losses) credited to Mr. Pearson pursuant to the terms of the Canadian Supplemental Executive Retirement Plan.
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ALL OTHER COMPENSATION:

Name	Year	Registrant Contributions to 401(k) or Other Retirement Savings Plans ($)		Registrant Contributions to Deferred Compensation Plans ($)		Life Insurance Premiums ($)	Medical and Dental Insurance Premiums ($)		Disability Insurance Premiums ($)		Other ($)	Perquisites and Personal Benefits ($)
Edward J. Heffernan	2016	13,250		-		59	14,703		331		-	7,614	(1)
	2015	17,280		20,000		59	13,826		331		-	7,525
	2014	20,926		40,000		71	13,826		331		-	7,546
Charles L. Horn	2016	13,250		-		59	14,703		331		-	1,748	(2)
	2015	17,280		18,992		59	13,826		331		-	1,748
	2014	20,926		40,000		71	13,826		331		-	1,740
Bryan J. Kennedy	2016	13,250		-		59	16,420		331		-	4,725	(3)
	2015	17,280		12,480		59	15,873		331		-	8,619
	2014	16,963		11,947		71	15,873		331		-	4,050
Melisa A. Miller	2016	13,250		-		59	14,703		331		-	-
	2015	17,280		12,367		59	13,826		331		-	-
	2014	19,426		24,206		71	13,826		331		-	-
Bryan A. Pearson(4)	2016	9,682	(5)	35,134	(6)	-	91,978	(7)	5,846	(8)	-	15,168	(9)
	2015	9,165		35,161		-	117,566		5,673		-	15,292
	2014	10,726		41,243		-	273,261		6,757		-	16,442

(1)	This amount represents $4,770 in supplemental life insurance premiums and $2,844 for an executive physical.
(2)	This amount represents $1,748 in supplemental life insurance premiums.
(3)	This amount represents $4,725 for personal use of a country club membership.
(4)
Amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars. To convert the amounts paid to U.S. Dollars, we used the prevailing exchange rate as of the last business day of the applicable year (for 2016 amounts, an exchange rate of 0.7445 U.S. Dollars per Canadian Dollar; for 2015 amounts, an exchange rate of 0.7225 U.S. Dollars per Canadian Dollar; and for 2014 amounts, an exchange rate of 0.8605 U.S. Dollars per Canadian Dollar).

(5)	This amount represents the company's contributions to Mr. Pearson's account pursuant to the DPSP.
(6)	This amount represents the company's contributions to Mr. Pearson's account pursuant to the Canadian Supplemental Executive Retirement Plan.
(7)	This amount includes medical, dental and wellness insurance premiums and $86,166 in required employer health tax, and a wellness program for emergency medical assistance outside of Canada.
(8)	This amount includes both short-term and long-term disability insurance premiums.
(9)
This amount includes $6,727 in supplemental life insurance premiums, $1,836 in long-term illness premiums, $1,884 in company subsidized parking, $753 executive wellness plan and $3,968 personal use of a country club membership. Each of these items was either reimbursed directly to Mr. Pearson or directly paid on behalf of Mr. Pearson.

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FISCAL YEAR 2016 GRANTS OF PLAN-BASED AWARDS:

The following table provides information about equity and non-equity awards granted to the NEOs in 2016, including performance-based non-equity incentive compensation awards and restricted stock unit awards. Each award is shown separately for each NEO, with the corresponding vesting schedule for each equity award in the footnotes following this table.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value of Equity Awards Granted in 2016 ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Edward J. Heffernan	2/16/16								5,026	(3)			942,325
Edward J. Heffernan	2/16/16				10,052	20,104	(4)	30,156					3,769,299
Edward J. Heffernan		417,750	1,671,000	3,342,000
Charles L. Horn	2/16/16								1,434	(5)			268,861
Charles L. Horn	2/16/16				2,868	5,736	(6)	8,604					1,075,443
Charles L. Horn		156,750	627,000	1,254,000
Bryan J. Kennedy	2/16/16								1,769	(7)			331,670
Bryan J. Kennedy	2/16/16				3,540	7,080	(8)	10,620					1,327,429
Bryan J. Kennedy		150,625	602,500	1,205,000
Melisa A. Miller	2/16/16								1,774	(9)			332,607
Melisa A. Miller	2/16/16				3,548	7,096	(10)	10,644					1,330,429
Melisa A. Miller		150,625	602,500	1,205,000
Bryan A. Pearson	2/16/16								1,830	(11)			343,107
Bryan A. Pearson	2/16/16				3,662	7,323	(12)	10,985					1,372,989
Bryan A. Pearson(13)		115,025	460,101	920,202

(1)
Awards shown in this column were granted pursuant to the 2015 Omnibus Incentive Plan. Actual payout amounts of these awards have already been determined and were paid in February 2017, and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)
Full grant date fair value of equity awards granted in 2016 is computed in accordance with FASB ASC 718 and reflects the total amount of the award to be spread over the applicable vesting period. The amount recognized for financial reporting purposes under FASB ASC 718 of the target awards granted is included in the Stock Awards and Option Awards columns of the Summary Compensation Table above.

(3)
The award is for 5,026 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 1,659 units on 2/16/17 and will lapse on 1,659 units on 2/16/18 and on 1,708 units on 2/19/19.

(4)
The award is for 20,104 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/16/17, 44.5% of the original award of 20,104 performance-based restricted stock units granted on 2/16/16, or 8,947 units, were earned and the restrictions on 2,953 units lapsed. The restrictions will lapse on 2,953 units on 2/16/18 and on 3,041 units on 2/19/19.

(5)
The award is for 1,434 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 474 units on 2/16/17 and will lapse on 474 units on 2/16/18 and on 486 units on 2/19/19.

(6)
The award is for 5,736 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/16/17, 44.5% of the original award of 5,736 performance-based restricted stock units granted on 2/16/16, or 2,553 units, were earned and the restrictions on 842 units lapsed. The restrictions will lapse on 843 units on 2/16/18 and on 868 units on 2/19/19.

(7)
The award is for 1,769 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 584 units on 2/16/17 and will lapse on 584 units on 2/16/18 and on 601 units on 2/19/19.

(8)
 The award is for 7,080 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/16/17, 44.5% of the original award of 7,080 performance-based restricted stock units granted on 2/16/16, or 3,151 units, were earned and the restrictions on 1,040 units lapsed. The restrictions will lapse on 1,040 units on 2/16/18 and on 1,071 units on 2/19/19.

(9)
 The award is for 1,774 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 586 units on 2/16/17 and will lapse on 586 units on 2/16/18 and on 602 units on 2/19/19.

(10)
The award is for 7,096 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/16/17, 44.5% of the original award of 7,096 performance-based restricted stock units granted on 2/16/16, or 3,158 units, were earned and the restrictions on 1,042 units lapsed. The restrictions will lapse on 1,043 units on 2/16/18 and on 1,073 units on 2/19/19.

(11)
The award is for 1,830 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 604 units on 2/16/17 and will lapse on 604 units on 2/16/18 and on 622 units on 2/19/19.

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(12)
 The award is for 7,323 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/16/17, 44.5% of the original award of 7,323 performance-based restricted stock units granted on 2/16/16, or 3,259 units, were earned and the restrictions on 1,076 units lapsed. The restrictions will lapse on 1,076 units on 2/16/18 and on 1,107 units on 2/19/19.

(13)
Amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars. We used an exchange rate of 0.7445 U.S. Dollars per Canadian Dollar, which was the prevailing exchange rate as of December 30, 2016, the last business day of the year, to convert the amounts paid to U.S. Dollars.

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FISCAL YEAR 2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END:

The following table provides information on the holdings of restricted stock units by the NEOs. This table includes unvested restricted stock units. Each equity award is shown separately for each NEO, with the corresponding vesting schedule for each award in the footnotes following this table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Edward J. Heffernan						8,858	(2)	2,024,053
Edward J. Heffernan						6,914	(3)	1,579,849
Edward J. Heffernan						10,223	(4)	2,335,956
Edward J. Heffernan									20,104	(5)	4,593,764
Charles L. Horn						2,531	(6)	578,334
Charles L. Horn						1,968	(7)	449,688
Charles L. Horn						2,938	(8)	671,333
Charles L. Horn									5,736	(9)	1,310,676
Bryan J. Kennedy						3,216	(10)	734,856
Bryan J. Kennedy						2,768	(11)	632,488
Bryan J. Kennedy						3,742	(12)	855,047
Bryan J. Kennedy									7,080	(13)	1,617,780
Melisa A. Miller						3,093	(14)	706,751
Melisa A. Miller						2,329	(15)	532,177
Melisa A. Miller						3,555	(16)	812,318
Melisa A. Miller									7,096	(17)	1,621,436
Bryan A. Pearson						3,331	(18)	761,134
Bryan A. Pearson						2,811	(19)	642,314
Bryan A. Pearson						3,929	(20)	897,777
Bryan A. Pearson									7,323	(21)	1,673,306

(1)
Market values of the restricted stock unit awards shown in this table are based on the closing market price of our common stock as of December 30, 2016, the last business day of the year, which was $228.50, and assumes the satisfaction of the applicable vesting conditions.

(2)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 1,659 units on 2/16/17, on 1,259 units on 2/17/17 and on 1,276 units on 2/21/17; the restrictions are scheduled to lapse on 1,659 units on 2/16/18, on 1,297 units on 2/20/18 and on 1,708 units on 2/19/19.

(3)	Stock units subject to additional time-based restrictions. On 2/21/17, based on having met an EBT growth hurdle for 2014, the additional time-based restrictions subsequently lapsed on 6,914 units.
(4)
 Stock units subject to additional time-based restrictions. On 2/17/17, based on having met an EBT growth hurdle for 2015, the additional time-based restrictions subsequently lapsed on 5,035 units; the additional time-based restrictions are scheduled to lapse on 5,188 units on 2/20/18.

(5)
Stock units subject to performance-based restrictions. On 2/16/17, 44.5% of the original award of 20,104 performance-based restricted stock units granted on 2/16/16, or 8,947 units, were earned and the restrictions on 2,953 units lapsed. The restrictions will lapse on 2,953 units on 2/16/18 and on 3,041 units on 2/19/19.

(6)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 474 units on 2/16/17, on 361 units on 2/17/17 and on 363 units on 2/21/17; the restrictions are scheduled to lapse on 474 units on 2/16/18, on 373 units on 2/20/18 and on 486 units on 2/19/19.

(7)	Stock units subject to additional time-based restrictions. On 2/21/17, based on having met an EBT growth hurdle for 2014, the additional time-based restrictions subsequently lapsed on 1,968 units.
(8)
Stock units subject to additional time-based restrictions. On 2/17/17, based on having met an EBT growth hurdle for 2015, the additional time-based restrictions subsequently lapsed on 1,447 units; the additional time-based restrictions are scheduled to lapse on 1,491 units on 2/20/18.

(9)
Stock units subject to performance-based restrictions. On 2/16/17, 44.5% of the original award of 5,736 performance-based restricted stock units granted on 2/16/16, or 2,553 units, were earned and the restrictions on 842 units lapsed. The restrictions will lapse on 843 units on 2/16/18 and on 868 units on 2/19/19.

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(10)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 584 units on 2/16/17, on 461 units on 2/17/17 and on 511 units on 2/21/17; the restrictions are scheduled to lapse on 584 units on 2/16/18, on 475 units on 2/20/18 and on 601 units on 2/19/19.

(11)	Stock units subject to additional time-based restrictions. On 2/21/17, based on having met an EBT growth hurdle for 2014, the additional time-based restrictions subsequently lapsed on 2,768 units.
(12)
Stock units subject to additional time-based restrictions. On 2/17/17, based on having met an EBT growth hurdle for 2015, the additional time-based restrictions subsequently lapsed on 1,843 units; the additional time-based restrictions are scheduled to lapse on 1,899 units on 2/20/18.

(13)
Stock units subject to performance-based restrictions. On 2/16/17, 44.5% of the original award of 7,080 performance-based restricted stock units granted on 2/16/16, or 3,151 units, were earned and the restrictions on 1,040 units lapsed. The restrictions will lapse on 1,040 units on 2/16/18 and on 1,071 units on 2/19/19.

(14)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 586 units on 2/16/17, on 438 units on 2/17/17 and on 430 units on 2/21/17; the restrictions are scheduled to lapse on 586 units on 2/16/18, on 451 units on 2/20/18 and on 602 units on 2/19/19.

(15)	Stock units subject to additional time-based restrictions. On 2/21/17, based on having met an EBT growth hurdle for 2014, the additional time-based restrictions subsequently lapsed on 2,329 units.
(16)
Stock units subject to additional time-based restrictions. On 2/17/17, based on having met an EBT growth hurdle for 2015, the additional time-based restrictions subsequently lapsed on 1,751 units; the additional time-based restrictions are scheduled to lapse on 1,804 units on 2/20/18.

(17)
Stock units subject to performance-based restrictions. On 2/16/17, 44.5% of the original award of 7,096 performance-based restricted stock units granted on 2/16/16, or 3,158 units, were earned and the restrictions on 1,042 units lapsed. The restrictions will lapse on 1,043 units on 2/16/18 and on 1,073 units on 2/19/19.

(18)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 604 units on 2/16/17, on 483 units on 2/17/17 and on 519 units on 2/21/17; the restrictions are scheduled to lapse on 604 units on 2/16/18, on 499 units on 2/20/18 and on 622 units on 2/19/19.

(19)	Stock units subject to additional time-based restrictions. On 2/21/17, based on having met an EBT growth hurdle for 2014, the additional time-based restrictions subsequently lapsed on 2,811 units.
(20)
Stock units subject to additional time-based restrictions. On 2/17/17, based on having met an EBT growth hurdle for 2015, the additional time-based restrictions subsequently lapsed on 1,935 units; the additional time-based restrictions are scheduled to lapse on 1,994 units on 2/20/18.

(21)
Stock units subject to performance-based restrictions. On 2/16/17, 44.5% of the original award of 7,323 performance-based restricted stock units granted on 2/16/16, or 3,259 units, were earned and the restrictions on 1,076 units lapsed. The restrictions will lapse on 1,076 units on 2/16/18 and on 1,107 units on 2/19/19.

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FISCAL YEAR 2016 OPTION EXERCISES AND STOCK VESTED:

The following table provides information on stock option exercises and restricted stock units vested during 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward J. Heffernan	15,223	2,349,078	26,697(1)	5,395,117
Charles L. Horn	-	-	7,573(2)	1,529,909
Bryan J. Kennedy	12,596	1,842,632	10,820(3)	2,191,740
Melisa A. Miller	-	-	8,909(4)	1,798,462
Bryan A. Pearson	8,352	1,291,928	10,985(5)	2,223,625

(1)	Of the 26,697 shares acquired by Mr. Heffernan on vesting, 11,202 shares were withheld to pay withholding taxes.
(2)	Of the 7,573 shares acquired by Mr. Horn on vesting, 2,932 shares were withheld to pay withholding taxes.
(3)	Of the 10,820 shares acquired by Mr. Kennedy on vesting, 4,542 shares were withheld to pay withholding taxes.
(4)	Of the 8,909 shares acquired by Ms. Miller on vesting, 4,045 shares were withheld to pay withholding taxes.
(5)	Of the 10,985 shares acquired by Mr. Pearson on vesting, 5,884 shares were withheld to pay withholding taxes.

All values in this table reflect gross amounts before payment of any applicable withholding tax and broker commissions. For Stock Awards, the value realized on vesting is calculated by multiplying the number of shares vested by the average of the high and low prices of our common stock on the NYSE during the trading hours on the date of vesting.

FISCAL YEAR 2016 NONQUALIFIED DEFERRED COMPENSATION:

The table below provides information on the nonqualified deferred compensation of the NEOs in 2016, including contributions by each NEO and by the company and earnings on contributions credited during 2016:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Edward J. Heffernan	1,073,673	-	628,871	-	9,289,195
Charles L. Horn	18,810	-	41,020	-	596,096
Bryan J. Kennedy	392,092	-	95,810	-	1,500,882
Melisa A. Miller	349,830	-	146,740	-	2,141,749
Bryan A. Pearson(4)	-	35,134	33,698	-	369,854

(1)
In 2016, the following amounts were deferred from salary:  $423,320 by Mr. Heffernan, $18,810 by Mr. Horn and $205,215 by Mr. Kennedy. In 2016, the following amounts were deferred from non-equity incentive compensation earned in 2015: $650,353 by Mr. Heffernan, $186,877 by Mr. Kennedy and $349,830 by Ms. Miller.

(2)	All amounts in this column were included in the All Other Compensation column of the Summary Compensation Table above.
(3)
The amounts in this column include all interest accrued on contributions under the Executive Deferred Compensation Plan for U.S. executives. The above-market portion of such earnings, as defined by the SEC, is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table above. For Mr. Pearson, the amount in this column reflects the deemed investment earnings (losses) credited pursuant to the terms of the Canadian Supplemental Executive Retirement Plan.

(4)
Mr. Pearson is a Canadian executive. As a result, he is not eligible for Alliance Data's EDCP which is offered to U.S. executives. Canadian Supplemental Executive Retirement Plan amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars. We used an exchange rate of 0.7445 U.S. Dollars per Canadian Dollar, which was the prevailing exchange rate as of December 30, 2016, the last business day of the year, to convert the amounts paid to U.S. Dollars.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL:

The information below shows estimated payouts to our NEOs in the event of a termination of employment following a change in control, assuming such termination occurred as of December 31, 2016. In accordance with rules prescribed by the SEC, the amounts included with respect to equity awards have been calculated using the closing price of our common stock on December 30, 2016, the last business day of the year, which was $228.50. A change in control, however, did not occur on December 31, 2016 and our NEOs were not terminated on that date.

While the information below provides an estimate of the payments that may be made to NEOs, actual payments upon termination can only be determined at the time of such NEO's actual termination. The information below includes only those benefits, if any, that are enhanced or increased as a result of the event of termination and do not include benefits that the NEO is entitled to receive regardless of the termination, including (1) any base salary earned but not yet paid, (2) amounts contributed to or accrued and earned under broad-based employee benefit plans or deferred compensation plans and (3) basic continuation of medical, dental, life and disability benefits.

We have entered into a Change in Control Severance Protection Agreement with Mr. Heffernan. The estimated payouts to Mr. Heffernan in connection with a termination following a change in control are set forth in the table below. We do not have any employment or severance agreements with Messrs. Horn, Kennedy and Pearson or Ms. Miller, but pursuant to our long-term equity grant agreements, in the event of a change in control, if the compensation committee fails to exercise its discretion to accelerate the award or fails to provide for the award's assumption, substitution or other continuation, or in any event, if the executive is terminated within 12 months after a change in control, such awards would automatically vest, resulting in a payout of $3,010,031, $3,840,171, $3,974,529 and $3,672,681, respectively, to each of Messrs. Horn, Kennedy and Pearson and Ms. Miller assuming such event occurred on December 31, 2016. For additional details on Mr. Heffernan's change in control agreement and the impact a change in control would have on our outstanding equity, see "Compensation Discussion and Analysis—Other Plans and Agreements Governing Executive Compensation."

Edward J. Heffernan:
Payments and Benefits Upon Separation	Change in Control: Termination Without Cause or Termination by Executive Officer for Good Reason ($)
Severance Amount	6,962,500 (1)
Pro Rata Target Non-Equity Incentive Compensation for 2016	1,671,000 (2)
Benefits	30,068 (3)
Value of Accelerated Equity	10,533,622 (4)

(1)
Represents the severance amount pursuant to the change in control agreement described above, and is equal to two and one half times the sum of Mr. Heffernan's current base salary and target non-equity incentive compensation.

(2)	Represents Mr. Heffernan's target annual cash bonus prorated for the portion of the year worked, which in this case is the full year, pursuant to the change in control agreement.
(3)
Represents equivalent medical, dental and hospitalization coverage and benefits pursuant to the change in control agreement described above, and is estimated at two times the sum of the cost of Mr. Heffernan's current equivalent benefits.

(4)
Represents the value of Mr. Heffernan's accelerated restricted stock units as if exercised or sold on December 31, 2016, calculated using the closing price of our common stock on December 30, 2016, the last business day of the year ($228.50).

All unvested shares of restricted stock or restricted stock units granted to such NEO will be forfeited upon termination of employment for any reason other than a qualifying termination in connection with a change in control event, as described above. Notwithstanding the foregoing, the compensation committee may exercise its discretion to accelerate the vesting of any restricted stock units granted to the NEO upon that NEO's termination of employment for any reason other than for cause, subject to any restrictions in the 2015 Omnibus Incentive Plan or the 2010 Omnibus Incentive Plan under which such restricted stock units were granted.
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EQUITY COMPENSATION PLAN INFORMATION – OUTSTANDING GRANTS AND SECURITIES AVAILABLE FOR FUTURE ISSUANCE:

As of December 31, 2016, as a result of grants made under all of our equity plans, there were outstanding 18,864 vested but unexercised options to purchase our common stock at a weighted average exercise price of $37.60, 2 unvested options to purchase our common stock at a weighted average exercise price of $21.21, 332,378 unvested time-based restricted stock units, and 444,319 unvested performance-based restricted stock units. The following table provides information as of December 31, 2016 with respect to shares of our common stock that were issued under prior plans that have since expired and are still outstanding and shares of our common stock that may be issued under the 2015 Omnibus Incentive Plan or the 2015 Employee Stock Purchase Plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	463,185	$37.60	5,951,337	(1)
Equity compensation plans not approved by security holders	None	N/A	None
Total	463,185	$37.60	5,951,337
(1)	Includes 1,291,862 shares available for future issuance under 2015 Employee Stock Purchase Plan.

Following certain significant corporate events, unusual and non-recurring corporate events or following changes in applicable laws, regulations or accounting principles, the compensation committee has the authority, subject to certain restrictions set forth in the respective plan documents, under each of the 2015 Omnibus Incentive Plan, 2010 Omnibus Incentive Plan and the 2005 Long Term Incentive Plan to waive performance conditions relating to an award and to make adjustments to any award that the compensation committee feels is appropriate. Further, the compensation committee may reduce payout amounts under performance-based awards if, in the discretion of the compensation committee, such a reduction is appropriate. The compensation committee may not, however, increase the payout amount for any such performance-based award. In addition, these plans do not permit stock options to be "repriced" at a lower exercise price, or otherwise modified or amended in such a manner that would constitute a "repricing."
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DIRECTOR COMPENSATION:

Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred while serving on the board of directors and any committee of the board of directors. Non-employee director compensation typically includes an annual cash retainer, cash meeting fees and annual equity awards consisting of restricted stock units. Like our executive officers, we review the non-employee director total compensation annually. For 2016, Meridian collected and analyzed comprehensive market data that we used as a benchmark for what we would expect to pay to remain competitive.

For the 2016-2017 service term of the board of directors, which began in June 2016 and ends in June 2017, the non-employee directors had the opportunity to receive some or all of the annual retainer, committee or chair retainers and meeting fees in the form of equity in lieu of cash. Non-employee director compensation for the 2016-2017 service term of the board of directors included:

Board Retainer (annual)	$75,000
Chair and Committee Retainers (annual)
chair of the board	$125,000
audit committee chair	$25,000
audit committee member	$5,000
compensation committee chair	$20,000
nominating & corporate governance committee chair	$15,000	($20,000 for the 2017-2018 service term)
Meeting Fees (per meeting)
board of directors	$1,500
committee meeting for non-chair committee members	$1,000
committee meeting for committee chairs	$1,500
Equity Award (annual)	$125,000	($140,000 for the 2017-2018 service term)

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2016. Mr. Theriault was elected to our board of directors on October 10, 2016.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce K. Anderson(3)	18,750	180,062	-	-	-	-	198,812
Roger H. Ballou (4)	127,500	112,213	-	-	13,765	-	253,478
D. Keith Cobb (5)	131,500	112,213	-	-	10,356	-	254,069
E. Linn Draper, Jr., Ph.D. (6)	-	217,529	-	-	2,351	-	219,880
Kenneth R. Jensen (7)	105,000	112,213	-	-	-	-	217,213
Robert A. Minicucci (8)	-	313,338	-	-	-	-	313,338
Timothy J. Theriault (9)	60,000	92,283	-	-	-	-	152,283
Laurie A. Tucker (10)	6,500	189,196	-	-	-	-	195,696

(1)
Edward J. Heffernan is not included in this table because he was an executive officer of the company during 2016 and thus received no compensation for his service as a director. The compensation received by Mr. Heffernan as an executive officer of the company is shown in the Summary Compensation Table above.

(2)
This column includes the following amounts deferred pursuant to the Non-Employee Director Deferred Compensation Plan:  $47,500 by Mr. Ballou and $65,750 by Mr. Cobb. For the 2015-2016 service term, Messrs. Anderson, Draper and Minicucci each elected to receive 100% of their meeting fees for meetings held during 2015 in the form of equity in lieu of cash, and Messrs. Anderson, Draper and Minicucci and Ms. Tucker each elected to receive 100% of their meeting fees for meetings held during 2016 in the form of equity in lieu of cash. Messrs. Draper and Minicucci and Ms. Tucker each elected to receive 100%, and Mr. Anderson elected to receive 75%, of their annual cash retainer and committee retainer in the form of equity in lieu of cash for the 2016-2017 service term.

(3)	As of December 31, 2016, Mr. Anderson held 13,034 restricted stock units.
(4)	As of December 31, 2016, Mr. Ballou held 10,865 restricted stock units.
(5)	As of December 31, 2016, Mr. Cobb held 8,673 restricted stock units.
(6)	As of December 31, 2016, Dr. Draper held 16,309 restricted stock units.
(7)	As of December 31, 2016, Mr. Jensen held 9,696 restricted stock units.
(8)	As of December 31, 2016, Mr. Minicucci held 21,532 restricted stock units.
(9)	As of December 31, 2016, Mr. Theriault held 447 restricted stock units.
(10)	As of December 31, 2016, Ms. Tucker held 1,433 restricted stock units.
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The annual retainers and equity awards, if any, are paid at the beginning of the director's service year, and prior year meeting fees are paid at the end of the service year. Time-based restrictions on the restricted stock units granted to non-employee directors other than Mr. Theriault in 2016 will lapse on the earlier of (1) June 26, 2026 or (2) termination of the director's service on our board of directors; time-based restrictions on the restricted stock units granted to Mr. Theriault in 2016 will lapse on the earlier of (1) October 16, 2026 or (2) termination of the director's service on our board of directors. In addition to our stock ownership guidelines for our directors and executive officers, we have also built stock ownership restrictions into the grants of equity made to the non-employee directors since 2008, with each grant of restricted stock units containing restrictions that lapse on the earlier of 10 years from the date of grant or termination of the director's service on our board of directors.

We offer our non-employee directors the option to defer up to 50% of their cash compensation under our Non-Employee Director Deferred Compensation Plan. Any non-employee director is eligible to participate in the Non-Employee Director Deferred Compensation Plan. To be eligible to make contributions, a director must complete and file an enrollment form prior to the beginning of the calendar year in which the director performs the services for which the election is to be effective. Each of Messrs. Ballou and Cobb elected to make such a deferral in 2016. Participants in the Non-Employee Director Deferred Compensation Plan are always 100% vested in their contributions and related earnings. The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are comprised entirely of above-market earnings on compensation deferred pursuant to the Non-Employee Director Deferred Compensation Plan, as described below. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 7.5% annual interest rate credited by the company on contributions during 2016. This interest rate may be adjusted periodically by the committee of management that administers the Non-Employee Director Deferred Compensation Plan, which committee also administers the Executive Deferred Compensation Plan.

The amounts reported in the Stock Awards and Option Awards columns reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under FASB ASC 718, which represents the closing market price of our common stock of $186.40 per share on the grant date of June 27, 2016 for awards granted to non-employee directors other than Mr. Theriault, and the closing market price of our common stock of $206.45 per share on the grant date of October 17, 2016 for the award granted to Mr. Theriault. Awards granted in 2016 and included in the Stock Awards column were granted pursuant to the 2015 Omnibus Incentive Plan.

We have also entered into an indemnification agreement with each of our directors. These indemnification agreements contain substantially the same terms as described above with respect to our executive officers.
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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 7, 2017 (or such other date as set forth below): (1) by each director and nominee for director; (2) by each of our NEOs; (3) by all of our directors and executive officers as a group; and (4) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner. The shares owned by our directors and NEOs are subject to the terms of the individual's customary brokerage account agreements.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(1)
Bruce K. Anderson	842,005	1.5%
Roger H. Ballou	-	*
Kelly J. Barlow(2)	-	*
D. Keith Cobb	-	*
E. Linn Draper, Jr., Ph.D	8,456	*
Edward J. Heffernan	195,261	*
Charles L. Horn	16,114	*
Kenneth R. Jensen	59,756	*
Bryan J. Kennedy(3)	105,379	*
Melisa A. Miller	23,967	*
Robert A. Minicucci	102,723	*
Bryan A. Pearson(4)	85,942	*
Timothy J. Theriault	-	*
Laurie A. Tucker	-	*
All directors and executive officers as a group (16 individuals)(5)	1,456,710	2.6%
BlackRock, Inc.(6)	3,407,500	6.1%
55 East 52nd Street New York, New York 10055
ValueAct Capital Master Fund, L.P.(7)	5,877,400	10.5%
One Letterman Drive Building D, 4th Floor San Francisco, California 94129
The Vanguard Group, Inc.(8)	5,213,811	9.3%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Wellington Management Group LLP (9)	3,096,610	5.5%
280 Congress Street Boston, Massachusetts 02210

*	Less than 1%
(1)
Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, restricted stock units that may vest into shares of common stock within 60 days of April 7, 2017, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based upon 55,855,826 shares of common stock outstanding as of April 7, 2017. In the fourth quarter of 2014, we issued shares of our common stock and granted restricted stock awards for shares of our common stock in exchange for unvested awards to complete the Conversant, Inc. acquisition; 22,729 restricted stock awards have voting rights but are not yet vested for purposes of inclusion in our shares outstanding while 1,665 shares of our common stock are treated as outstanding for purposes of calculating our shares outstanding but have not been issued to former Conversant stockholders as of April 7, 2017.

(2)
Director nominee. As a partner of ValueAct Capital, Mr. Barlow may be deemed to be the beneficial owner of the shares held by the ValueAct entities as described in footnote 7 below. Mr. Barlow disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in each applicable ValueAct entity.

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(3)	Includes 600 shares held by Mr. Kennedy as trustee for the Norma Kay Kennedy Living Trust, for which he possesses voting and investment power.
(4)	Includes 85,942 shares held by 2456779 Ontario Inc., an Ontario, Canada corporation, of which Mr. Pearson is the sole shareholder, and for which Mr. Pearson possesses voting and investment power.
(5)
Includes 600 shares held by Mr. Kennedy as trustee for the Norma Kay Kennedy Living Trust, for which he possesses voting and investment power; and 85,942 shares held by 2456779 Ontario Inc., an Ontario, Canada corporation, of which Mr. Pearson is the sole shareholder, and for which Mr. Pearson possesses voting and investment power. The 16 individuals are comprised of Mses. Miller, Santillan and Tucker, and Messrs. Anderson, Ballou, Barlow, Cobb, Draper, Heffernan, Horn, Jensen, Kennedy, Minicucci, Motes, Pearson and Theriault.

(6)
Based on a Schedule 13G/A filed with the SEC on January 19, 2017, BlackRock, Inc. beneficially owns 3,407,500 shares of common stock, over which it has sole voting power with respect to 2,918,827 of such shares and sole dispositive power with respect to all of such shares, through its subsidiaries, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, Blackrock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited.

(7)
Based on a Schedule 13D/A filed with the SEC on March 20, 2017, ValueAct Capital Master Fund, L.P. may be deemed the direct beneficial owner of 5,877,400 shares of common stock, and such shares may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.

(8)
Based on a Schedule 13G/A filed with the SEC on February 9, 2017, The Vanguard Group, Inc. beneficially owns 5,213,811 shares of common stock over which it has sole voting power with respect to 91,193 of such shares; sole dispositive power with respect to 5,113,079 of such shares; shared voting power with respect to 10,683 of such shares; and shared dispositive power with respect to 100,732 of such shares, in part through its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(9)
Based on a Schedule 13G filed with the SEC on February 9, 2017, reporting an aggregate of 3,096,610 shares of common stock, over which Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each have shared voting power with respect to 1,869,221 of such shares and shared dispositive power with respect to all of such shares, which may be deemed beneficially owned indirectly through each of the following subsidiaries: Wellington Investment Advisors LLP, Wellington Management Global Holdings, Ltd., Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd.

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02 /
PROPOSAL TWO:
advisory vote on executive compensation

Pursuant to Section 14A(a)(1) of the Exchange Act, as amended, we are asking that our stockholders approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion related thereto. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the relevant philosophy, policies and practices used in determining such compensation.

Our executive compensation program, assuming sustained above industry-average performance, is designed to reward executive officers at competitive levels. Our program, however, is also structured to significantly reduce rewards for performance below expectations. Payouts of certain components of both our non-equity incentive plan compensation and long-term equity incentive plan compensation are subject to meeting or exceeding performance-based metrics set for each fiscal year. We encourage stockholders to read the "Compensation Discussion and Analysis" in this proxy statement, which describes the details of our executive compensation program and the decisions made by the compensation committee relating to our NEO's 2016 compensation.

As previously reported, despite a reduction in our breakage rate estimate from 26% to 20% due to both an increase in AIR MILES reward miles redemptions in advance of the year end expiration date and the December 1, 2016 cancellation of the expiry policy due to a then-anticipated change in Ontario law, our fiscal year 2016 financial performance included a year-over-year increase of 11% in revenue, a 15% decrease in net income, a 10% increase in adjusted EBITDA and a 12% increase in core earnings per diluted share. In determining 2016 compensation for our NEOs, our compensation committee considered this performance, along with other factors, including each NEO's contributions to the company. Further, while payout of the 2016 performance-based restricted stock units calculated at 93.0%, the compensation committee, and the board of directors with respect to the chief executive officer, elected to exercise its discretion to reduce the amount of this payout for the NEOs to 44.5% for their 2016 performance-based restricted stock units. See Appendix A to this proxy statement for a discussion and reconciliation of non-GAAP financial measures, including adjusted EBITDA, and core earnings per diluted share.

For the reasons set forth directly above, we are asking our stockholders to approve the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto."

This vote is advisory, and therefore not binding on the company, the board of directors or the compensation committee. However, both the board of directors and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions regarding NEOs.

√ The Board of Directors unanimously recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules and regulations of the SEC.
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03 /
PROPOSAL THREE:
advisory vote on the frequency of an advisory vote on executive compensation

Pursuant to Section 14A(a)(2) of the Exchange Act, as amended, our stockholders have the opportunity to indicate how frequently we should seek a non-binding advisory vote on the compensation of our NEOs. In voting on this Proposal Three, stockholders may indicate whether they prefer to have an advisory vote on executive compensation every year, every two years, or every three years.

Our stockholders voted on a similar proposal in 2011 with the majority voting to hold an annual non-binding advisory vote on executive compensation. Our board of directors believes that an annual vote is the most appropriate alternative for our company because it allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in each annual meeting proxy statement. In addition, an annual vote is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.

Each stockholder may cast their vote by choosing either one year, two years, three years or by abstaining from voting. The option that receives the highest number of votes cast will be considered the preferred frequency of the stockholders.

This vote is advisory, and therefore not binding on the company, the board of directors or the compensation committee. However, both the board of directors and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote in establishing the frequency of future advisory votes on executive compensation.

√ The Board of Directors unanimously recommends that stockholders vote FOR conducting future advisory votes on executive compensation ANNUALLY.
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AUDIT COMMITTEE REPORT

The audit committee of the board of directors assists the board of directors in fulfilling its oversight responsibilities by reviewing: (1) the integrity of the company's financial statements; (2) the company's compliance with legal and regulatory requirements; (3) the independent accountant's qualifications and independence; and (4) the performance of the company's internal audit department. The audit committee appoints, compensates, and oversees the work of the independent accountant. The audit committee reviews with the independent accountant the plans and results of the audit engagement, approves and pre-approves professional services provided by the independent accountant, considers the range of audit and non‑audit fees, and reviews the adequacy of the company's financial reporting process. The audit committee met with the independent accountant without the presence of any of the other members of the board of directors or management and met with the full board of directors without the presence of the independent accountant to help ensure the independence of the independent accountant. The board of directors has adopted a written charter for the audit committee, posted at http://www.alliancedata.com.

The audit committee obtained from the independent accountant, Deloitte & Touche LLP, a formal written statement describing all relationships between the company and the independent accountant that might bear on the accountant's independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board (United States), and has discussed with the independent accountant the independent accountant's independence. Based on the foregoing, the audit committee has satisfied itself that the non‑audit services provided by the independent accountant are compatible with maintaining the independent accountant's independence. The audit committee reviewed with the independent accountant the matters required to be discussed by Auditing Standard No. 1301 "Communications with Audit Committees." The lead audit partner having primary responsibility for the audit and the concurring audit partner will be rotated at least every five years. The audit committee also discussed with management, internal audit, and the independent accountant the quality and adequacy of the company's disclosure controls and procedures. In addition, the audit committee reviewed with internal audit the risk-based audit plan, responsibilities, budget, and staffing.

The audit committee reviewed and discussed with management, internal audit and the independent accountant the company's system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee discussed the classification of deficiencies under standards established by the Public Company Accounting Oversight Board (United States). Management determined and the independent accountant concluded that no identified deficiency, nor the aggregation of same, rose to the level of a material weakness based on the independent accountant's judgment.

The audit committee reviewed and discussed with management and the independent accountant the audited financial statements for the year ended December 31, 2016. Management has the responsibility for the preparation of the financial statements and the reporting process. The independent accountant has the responsibility for the examination of the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. Based on the review and discussions with management and the independent accountant as described in this report, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10‑K for the year ended December 31, 2016, as filed with the SEC.

This report has been furnished by the current members of the audit committee.

D. Keith Cobb, Chair
Roger H. Ballou
Kenneth R. Jensen
Timothy J. Theriault
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04 /
PROPOSAL FOUR:
ratification of the
selection of the independent
registered public accounting firm

During fiscal year 2016, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See "Fees and Services" below. A representative of Deloitte & Touche LLP is expected to be present at the 2017 annual meeting and will have an opportunity to make a statement if so desired and to answer appropriate questions from the stockholders.

In connection with the audit of the 2016 financial statements, we entered into an engagement letter with Deloitte & Touche LLP that set forth the terms by which Deloitte & Touche LLP performed audit services for us. That engagement letter is subject to a limitation on our right to assign or transfer a claim without the prior written consent of Deloitte & Touche LLP. The audit committee does not believe that such provision limits the ability of stockholders to seek redress from Deloitte & Touche LLP.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification. If the stockholders do not ratify the selection, the audit committee will reconsider whether it is appropriate to select a different independent registered public accounting firm. In such event, the audit committee may retain Deloitte & Touche LLP, notwithstanding the fact that the stockholders did not ratify the selection, or may select another independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the audit committee reserves the right in its discretion to select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.
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FEES AND SERVICES:

The billed fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, during 2015 and 2016 were as follows:

	2015	2016
Audit Fees (1)	$5,465,570	$5,982,625
Audit-Related Fees (2)	188,757	180,000
Tax Fees (3)	190,432	376,011
All Other Fees (4)	65,951	59,697
Total Fees	$5,910,710	$6,598,333
(1)
Consists of fees for the audits of our financial statements for the years ended December 31, 2015 and 2016, reviews of our interim quarterly financial statements, and evaluation of our compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Consists of fees for accounting consultations, credit card receivables master trust securitizations, review and support for securities issuances as well as acquisition assistance.
(3)	Consists of fees for tax consultation and advice and tax return preparation.
(4)	Consists of all other non-audit related fees, including annual subscription licenses.

Our audit committee has resolved to pre-approve all audit and permissible non-audit services to be performed for us by our independent accountant, Deloitte & Touche LLP. The audit committee pre-approved all fees noted above for 2015 and 2016. Non-audit services that have received pre-approval include tax preparation, tax consultation and advice, assistance with our securitization program and acquisition assistance. The audit committee has considered whether the provision of the above services is compatible with maintaining the registered public accounting firm's independence. The members of our audit committee believe that the payment of the fees set forth above would not prohibit Deloitte & Touche LLP from maintaining its independence.

If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are in favor of Proposal Four, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017 will be ratified. Votes marked "For" Proposal Four will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

√ The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the company for 2017.
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ADDITIONAL INFORMATION

Our board of directors is soliciting your proxy to vote at the 2017 annual meeting of stockholders to be held on June 7, 2017 at 10:00 a.m. (local time) and any adjournments or postponements of that meeting. The meeting will be held at our corporate headquarters, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

QUESTIONS AND ANSWERS ABOUT THE PROXY PROCESS:

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?
Pursuant to SEC rules, we are providing access to our proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials or proxy card contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

We are providing those of our stockholders that have previously requested a paper copy of our proxy materials with paper copies of our proxy materials instead of a Notice of Internet Availability of Proxy Materials. Our proxy materials are also available on our company website at http://www.alliancedata.com.

What is the purpose of holding this meeting?
We are holding the 2017 annual meeting of stockholders to:
•	elect ten directors,
•	hold an advisory vote on executive compensation,
•	hold an advisory vote on the frequency of holding an advisory vote on executive compensation, and
•	ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

The director nominees, nine of whom are currently serving as our directors, have been recommended by our nominating & corporate governance committee to serve on our board of directors; and our board of directors has nominated the ten nominees and recommends that our stockholders elect them as directors. The board of directors also recommends that our stockholders (1) approve, on an advisory basis, the compensation of our NEOs, (2) approve, on an advisory basis, an annual advisory vote on executive compensation and (3) ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. If any other matters requiring a stockholder vote properly come before the meeting, those stockholders present at the meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

How does the proxy process and stockholder voting operate?
The proxy process is the means by which corporate stockholders can exercise their rights to vote for the election of directors and other corporate proposals. The notice of meeting and this proxy statement provide notice of a scheduled stockholder meeting, describe the directors presented for election and include information about each of the proposals to be voted on at the annual meeting, as well as other information required to be disclosed to stockholders. Stockholders may vote by telephone or through the Internet, or by returning a proxy card, without having to attend the stockholder meeting in person.

By executing a proxy, you authorize Mr. Horn and Ms. Santillan, and each of them, to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval for proposals, a "quorum" of stockholders (a majority of the issued and outstanding shares of common stock as of the record date entitled to vote) must be represented at the meeting in person or by proxy. Because few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the meeting in person or grant a proxy to vote your shares to assure a quorum is present so corporate business can be transacted. If a quorum is not present, we must adjourn the meeting and solicit additional proxies, which is an expensive and time-consuming process that is not in the best interest of our company or its stockholders.

Why did I receive these materials?
All of our stockholders as of the close of business on April 7, 2017, the record date, are entitled to vote at our 2017 annual meeting. We are required by law to distribute the Notice of Internet Availability of Proxy Materials or a full set of proxy materials to all of our stockholders as of the record date.
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What does it mean if I receive more than one set of materials?
This means your ownership of shares is registered under different names. For example, you may own some shares directly as a "registered holder" and other shares through a broker in "street name," or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you either to (i) attend and vote in person (please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from each registered holder a proxy card issued in your name), (ii) vote your shares by telephone or through the Internet by following the instructions provided in each Notice of Internet Availability of Proxy Materials, or (iii) return each signed, dated and marked proxy card if you received a paper copy of the proxy card. If you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

If I own my shares through a broker, how is my vote recorded?
Brokers typically own shares of common stock for many stockholders who are referred to as "beneficial owners." In this situation, the "registered holder" on our stock register is the broker or its nominee. The beneficial owners do not appear in our stockholder register, and their ownership is often referred to as holding shares in "street name." Therefore, for shares held in street name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers inform us how many of their clients are beneficial owners, and we provide the broker with the appropriate number and type of proxy materials. Each broker then forwards the appropriate proxy materials to its clients who are beneficial owners to obtain their votes. When you receive proxy materials from your broker, instructions will be included to submit your voting instructions to your broker. Shortly before the meeting, each broker totals the votes and submits a proxy reflecting the aggregate votes of the beneficial owners for whom it holds shares.

How do I vote?
You may attend the annual meeting and vote your shares in person. Please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You may also grant your proxy to vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials, or by returning a signed, dated and marked proxy card if you received a paper copy of the proxy card. To grant your proxy to vote by mail, sign and date each proxy card you receive, indicating your voting preference on each proposal, and return each proxy card in the prepaid envelope that accompanied that proxy card. If you return a signed and dated proxy card but you do not indicate your voting preference, your shares, except for those shares you own beneficially or in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, will be voted in favor of (1) the ten director nominees, (2) the approval, on an advisory basis, of the compensation of our NEOs, (3) the approval, on an advisory basis, of an annual advisory vote on the compensation of our NEOs and (4) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017, all in accordance with the recommendation of our board of directors. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 11:59 p.m. eastern time on June 6, 2017. For shares you own in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your proxy card or voting instructions must be received by June 2, 2017. All outstanding shares of common stock for which you have provided instructions that are received by the applicable deadline will be voted.

Does my vote matter?
Yes. Corporations are required to obtain stockholder approval for the election of directors and certain other important matters. Stockholder participation is not a mere formality. Each share of our common stock held on the record date is entitled to one vote, and every share voted has the same weight. It is also important that you vote to assure that a quorum is present so corporate business can be transacted.

What constitutes a quorum?
Unless a quorum is present at the annual meeting, no action may be taken at the meeting except the adjournment thereof until a later time. The presence at the annual meeting, in person or by proxy, of stockholders holding a majority of our issued and outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the 2017 annual meeting. Shares that are represented at the annual meeting but abstain from voting on any or all matters and "broker non-votes" (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) will be counted as shares present and entitled to vote in determining whether a quorum is present at the annual meeting. If you own shares in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your shares will not be represented at the meeting for quorum purposes and the trustee
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cannot vote those shares if you do not provide a proxy with explicit directions to the trustee. The inspector of election appointed for the annual meeting will determine the number of shares of our common stock present at the meeting, determine the validity of proxies and ballots, determine whether a quorum is present, and count all votes and ballots.

What vote is required to approve each of the proposals being voted on?
Proposal One – Election of Directors:  If a quorum is present, directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy. The number of shares voted "For" a director nominee must exceed the number of votes cast "Against" that nominee. Stockholders may not cumulate their votes with respect to the election of directors. For purposes of the election of directors, "broker non-votes" and "Abstentions" will not be counted as votes cast "For" or "Against" the proposal and thus will have no effect on the outcome of the election of directors.

Proposal Two – Advisory Vote on Executive Compensation:  If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are voted in favor of Proposal Two, the compensation of our NEOs will be approved on an advisory basis. Votes marked "For" Proposal Two will be counted in favor of approval, on an advisory basis, of the compensation of our NEOs. On Proposal Two "broker non-votes" will not be counted as shares entitled to vote for the proposal and thus will have no effect on the outcome of the approval, on an advisory basis, of the compensation of our NEOs. An "Abstention" with respect to Proposal Two will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an "Abstention" will have the same effect as a vote "Against" Proposal Two.

Proposal Three – Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation:  If a quorum is present, the selection of the frequency for an advisory vote on executive compensation will be determined by a plurality of all votes cast, in person or by proxy. This means that the option of every year, every two years or every three years for Proposal Three that receives the highest number of votes cast will be the frequency for an advisory vote on executive compensation that has been selected by the stockholders. For purposes of the vote on Proposal Three, "abstentions" and "broker non-votes" will have no effect on the outcome of the selection, on an advisory basis, of the frequency for an advisory vote on executive compensation.

Proposal Four – Ratification of the Selection of the Independent Registered Public Accounting Firm:  If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are in favor of Proposal Four, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017 will be ratified. Votes marked "For" Proposal Four will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. An "Abstention" with respect to Proposal Four will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an "Abstention" will have the same effect as a vote "Against" Proposal Four. Except as otherwise directed and except for those proxies representing shares held in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan for which no voting preference is indicated, proxies solicited by the board of directors will be voted to approve the selection by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

What is the effect of not voting?
The effect of not voting depends on how you own your shares. If you own shares as a registered holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is present, your unvoted shares will not affect whether a proposal is approved or rejected. If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, if you do not provide your broker with voting instructions, your broker may or may not vote your shares, depending upon the proposal. If you own shares in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirements, or affect whether a proposal is approved or rejected.

If I do not vote, will my broker vote for me?
If you own your shares through a broker and you do not vote, your broker may vote your shares in its discretion on some "routine matters." However, with respect to other proposals, your broker may not vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as broker non-votes. Broker non-vote shares are counted toward the quorum requirement. Proposals One, Two and Three set forth in this proxy statement are not considered to be routine matters and brokers will not be permitted to vote unvoted shares on these three proposals. Proposal Four is a routine matter on which brokers will be permitted to vote unvoted shares.
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Is my vote confidential?
It is our policy that all stockholder meeting proxies, ballots and voting records that identify the particular vote of a stockholder are confidential. The vote of any stockholder will not be revealed to anyone other than an inspector of election or a non-employee tabulator of votes, except: (1) as necessary to meet applicable legal and stock exchange listing requirements; (2) to assert claims for or defend claims against us; (3) to allow the inspector of election to certify the results of the stockholder vote; (4) in the event of a contested proxy solicitation; or (5) if a stockholder has requested that their vote be disclosed.

Can I revoke my proxy and change my vote?
You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a registered holder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation delivered to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024; (2) by submitting another valid proxy bearing a later date; or (3) by attending the meeting in person and giving the inspector of election notice that you intend to vote your shares in person. However, if your shares are held in street name by a broker, you must contact your broker in order to revoke your proxy.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?
We do not know of any business to be transacted at the 2017 annual meeting other than the election of directors; the approval, on an advisory basis, of compensation of our NEOs; the approval, on an advisory basis, of an annual advisory vote on the compensation of our NEOs; and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017, each as described in this proxy statement. The period specified in our bylaws for submitting proposals to be considered at the meeting has passed and no proposals were properly submitted and not withdrawn. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Who counts the votes?
If you are a registered holder, your vote, as provided by mail, telephone or through the Internet, will be returned or delivered directly to Computershare Investor Services for tabulation. As noted above, if you hold your shares through a broker or trustee, your broker or trustee returns one proxy to Computershare on behalf of its clients. Votes will be counted and certified by the inspector of election.

Will you use a soliciting firm to receive votes?
We use Computershare, our transfer agent and their agents, as well as brokers to distribute all the proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile transmission or electronically. No additional compensation will be paid to such directors, officers and employees for soliciting proxies. We will bear the entire cost of solicitation of proxies.

What is the deadline for submitting proposals, including director nominations, for our 2018 annual meeting?
Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company's Proxy Materials:  If any of our stockholders intends to present a proposal for consideration at the 2018 annual meeting, excluding the nomination of directors, and desires to have such proposal included in the proxy statement and form of proxy distributed by the board of directors with respect to such meeting, such proposal must be in writing and received by us not later than December 22, 2017. Proposals may be submitted by eligible stockholders and must comply with the relevant regulations of the SEC regarding stockholder proposals.

Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2018 Annual Meeting:  If any of our stockholders intends to present a proposal for consideration at the 2018 annual meeting without inclusion in the proxy statement and form of proxy, notice of such proposal must be in writing and received by our Corporate Secretary no sooner than November 22, 2017 and no later than December 22, 2017. If any of our stockholders intends to nominate a director for consideration at the 2018 annual meeting without inclusion in the proxy statement and form of proxy, notice of such nomination must be in writing and received by our Corporate Secretary no sooner than January 8, 2018 and no later than February 7, 2018. Our bylaws provide a proxy access right. Specifically, Section 3.5 of our bylaws permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least 3 years shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of our board, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address below no sooner than
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November 22, 2017 and no later than December 22, 2017. Any such notice must comply with our bylaws. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority with respect to proxies.

A copy of our bylaws is available from our Corporate Secretary upon written request. Requests or proposals should be directed to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

How can I request a full set of proxy materials?
You may request, without charge, a full set of our proxy materials, including our annual report on Form 10-K for the year ended December 31, 2016, for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received. If you are a registered holder or if you own shares through the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, you may request, without charge, a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received or by written request directed to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

What do I need to do if I want to attend the Annual Meeting?
To attend the annual meeting, stockholders must preregister no later than 5:00 p.m. CDT on Thursday, June 1, 2017. For additional information, please see "Preregistering for and Attending the Annual Meeting" below.

PREREGISTERING FOR AND ATTENDING THE ANNUAL MEETING:

Important Notice Regarding Admission to the 2017 Annual Meeting of Stockholders
Stockholders or their legal proxy holders who wish to attend the annual meeting must preregister. Requests for preregistration must be received by us no later than 5:00 p.m. CDT on Thursday, June 1, 2017. For complete instructions for preregistering, please read the information below.

Registration and Rules for Admission
Due to security considerations, only stockholders or their legal proxy holders that have preregistered may attend the annual meeting. We are not able to admit the guests of either stockholders or their legal proxy holders. We reserve the right to deny admission to any person carrying any item that may pose a threat to the physical safety of stockholders or other meeting participants. We also reserve the right to implement additional security procedures to ensure the safety of the meeting attendees. Stockholders holding shares in a joint account may both attend the meeting if they provide proof of joint ownership and both stockholders follow the admission requirements described below.

To preregister for the annual meeting, please send your request as follows:
•	email, InvestorRelations@alliancedata.com;
•	fax, (214) 494-3900; or
•	mail, Alliance Data, Attn: Joseph L. Motes III, Corporate Secretary, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

If you have questions about the admission process, you may call (214) 494-3048. Requests for preregistration must be received no later than 5:00 p.m. CDT on Thursday, June 1, 2017.

Your request must include your name, email address, mailing address, telephone number (in case we need to contact you regarding your request), and one of the following:
•
If you are a registered holder, your request must include one of the following items: (i) a copy of your proxy card delivered as part of your proxy materials, (ii) a copy of your Computershare account statement indicating your ownership of our common stock as of the record date, or (iii) the Notice Regarding the Availability of Proxy Materials, if you received one.

•
If you hold your shares in street name, your request must include one of the following items: (i) a copy of the voting instruction form provided by your broker or other holder of record as part of your proxy materials, (ii) a copy of a recent bank or brokerage account statement indicating your ownership of our common stock as of the record date, or (iii) the Notice Regarding the Availability of Proxy Materials, if you received one.

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•
If you are not a stockholder, but are attending as proxy for a stockholder, your request must include a valid legal proxy. If you plan to attend as proxy for a registered holder, you must present a valid legal proxy from the registered holder to you. If you plan to attend as proxy for a street name stockholder, you must present a valid legal proxy from the registered holder (i.e., the bank, broker, or other registered holder) to the street name stockholder that is assignable and a valid legal proxy from the street name stockholder to you. Stockholders may appoint only one proxy holder to attend on their behalf.

On the day of the Annual Meeting, please be prepared to present a form of government-issued photo identification, at the meeting registration desk. The registration desk will open at 9:00 a.m. local time on June 7, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE:

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Our directors, executive officers, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies furnished to us and representations from our directors and executive officers, we believe that all Section 16(a) filing requirements for the year ended December 31, 2016 applicable to our directors, executive officers and greater than 10% beneficial owners were satisfied. Based on written representations from our directors and executive officers, we believe that no Forms 5 for directors, executive officers and greater than 10% beneficial owners were required to be filed with the SEC that have not been filed for the year ended December 31, 2016.

INCORPORATION BY REFERENCE:

With respect to any filings with the SEC into which this proxy statement is incorporated by reference, the material under the headings "Report of the Compensation Committee" and "Report of the Audit Committee" shall not be incorporated into such filings nor shall it be deemed "filed."

HOUSEHOLDING OF ANNUAL MEETING MATERIALS:

If you and other residents at your mailing address own shares of common stock in "street name," your broker or bank may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials or annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice, known as "householding," is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented and will send one copy of either our Notice of Internet Availability of Proxy Materials or of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt.

IN ANY EVENT, IF YOU DID NOT RECEIVE AN INDIVIDUAL COPY OF THIS PROXY STATEMENT OR OUR ANNUAL REPORT, WE WILL PROMPTLY SEND A COPY UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO JOSEPH L. MOTES III, CORPORATE SECRETARY, ALLIANCE DATA SYSTEMS CORPORATION, 7500 DALLAS PARKWAY, SUITE 700, PLANO, TEXAS 75024 OR (214) 494-3000.
A  L  L  I  A  N  C  E   D  A  T  A      52

OTHER MATTERS

The board of directors knows of no matters that are likely to be presented for action at the 2017 annual meeting other than the election of directors; the advisory vote on executive compensation; the advisory vote on the frequency of holding an advisory vote on executive compensation; and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017, each as previously described. If any other matter properly comes before the 2017 annual meeting for action, it is intended that the persons named in the accompanying proxy and acting hereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

By order of the Board of Directors,
/s/ Robert A. Minicucci
April 21, 2017	Robert A. Minicucci
Plano, Texas	Chair of the Board

A  L  L  I  A  N  C  E   D  A  T  A      53

APPENDIX A

In addition to financial measures presented in accordance with generally accepted accounting principles, or GAAP, we present financial measures that are non-GAAP measures, such as adjusted EBITDA, adjusted EBITDA, net, core earnings and core earnings per diluted share. We believe that these non-GAAP financial measures, viewed in addition to and not in lieu of our reported GAAP results, provide useful information regarding our performance and overall results of operations.

These metrics are an integral part of our internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the table below. The financial measures presented are consistent with our historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)
Adjusted EBITDA and Adjusted EBITDA, net:	Year Ended December 31, 2016
Net income	$517.6
Stock compensation expense	76.5
Provision for income taxes	319.4
Interest expense, net	428.5
Depreciation and other amortization	167.1
Amortization of purchased intangibles	345.0
Impact of expiry (1)	241.7
Adjusted EBITDA	$2,095.8
Less: Securitization funding costs	125.6
Less: Interest expense on deposits	84.7
Less: Adjusted EBITDA attributable to non-controlling interest	5.5
Adjusted EBITDA, net	$1,880.0

Core Earnings:
Net income	$517.6
Add back non-cash/non-operating items:
Stock compensation expense	76.5
Amortization of purchased intangibles	345.0
Non-cash interest expense (2)	25.6
Impact of expiry (1)	241.7
Income tax effect (3)	(206.4)
Core earnings	1,000.0
Less: Core earnings attributable to non-controlling interest	4.0
Core earnings attributable to common stockholders	$996.0

Weighted average shares outstanding – diluted	58.9
Core earnings per share – diluted	$16.92

(1)	Represents the impact of the cancellation of the AIR MILES® Reward Program's five-year expiry policy on December 1, 2016.
(2)	Represents amortization of debt issuance costs and mark-to-market gains or losses on interest rate derivatives.
(3)	Represents the tax effect related to the non-GAAP measure adjustments using the effective tax rate. For the year ended December 31, 2016, the effective tax rate was adjusted for the impact of expiry.
A-1

7500 Dallas Parkway
Suite 700
Plano, Texas 75024

214.494.3000
www.alliancedata.com

AllianceData.

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IMPORTANT ANNUAL MEETING INFORMATION

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 6, 2017 (11:59 p.m., Eastern Time, on June 2, 2017 for Alliance Data Systems 401(k) and Retirement Savings Plan participants).

Vote by Internet

- Go to **www.envisionreports.com/ads**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Alliance Data Systems Corporation Annual Meeting Of Stockholders Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each nominee listed in Proposal 1, FOR Proposals 2 and 4 and in favor of "1 YEAR" on Proposal 3.

1. Election of directors:

Nominee	For	Against	Abstain
01 - Bruce K. Anderson	☐	☐	☐
02 - Roger H. Ballou	☐	☐	☐
03 - Kelly J. Barlow	☐	☐	☐
04 - D. Keith Cobb	☐	☐	☐
05 - E. Linn Draper, Jr.	☐	☐	☐
06 - Edward J. Heffernan	☐	☐	☐
07 - Kenneth R. Jensen	☐	☐	☐
08 - Robert A. Minicucci	☐	☐	☐
09 - Timothy J. Theriault	☐	☐	☐
10 - Laurie A. Tucker	☐	☐	☐

+

Proposal	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
4. Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of Alliance Data Systems Corporation for 2017.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

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1 U P X 3 2 6 2 6 5 1

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Alliance Data Systems Corporation

Notice of 2017 Annual Meeting of Stockholders

This Proxy is Solicited by the Board of Directors of Alliance Data Systems Corporation for use at the Annual Meeting on June 7, 2017.

By signing this proxy, you revoke all prior proxies and appoint Charles L. Horn and Laura Santillan, and each of them, with each having the full power to appoint his or her substitute, to represent and to vote all of the shares of Common Stock of Alliance Data Systems Corporation you held in the account on April 7, 2017 at the Annual Meeting of Stockholders of Alliance Data Systems Corporation, and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. Your voting instructions must be received by 11:59 p.m. (Eastern Time) on June 6, 2017 in order to be included in the tabulation.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS INDICATED, VOTED "FOR" THE APPROVAL OF PROPOSALS TWO AND FOUR, AND IN FAVOR OF "1 YEAR" ON PROPOSAL THREE, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

In their discretion, Mr. Horn and Ms. Santillan are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.

NOTICE TO PARTICIPANTS IN THE ALLIANCE DATA SYSTEMS 401(K) AND RETIREMENT SAVINGS PLAN
This card also constitutes confidential voting instructions for participants in the Alliance Data Systems 401(k) and Retirement Savings Plan. By signing this proxy, you revoke all prior proxies and appoint Wells Fargo Bank, N.A., directed trustee, having the full power to appoint its substitute, to represent and to vote all the shares of Common Stock of Alliance Data Systems Corporation you held in your ADS Stock Fund on April 7, 2017, in the manner specified on the other side of this proxy. Wells Fargo Bank, N.A. will only vote shares as directed and will not vote those for which no direction is received. Your voting instructions must be received by 11:59 p.m. (Eastern Time) on June 2, 2017 in order to be included in the tabulation.

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.